Exhibit 10.1

Execution Version

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CELLUTION BIOLOGICS INC.

AND

ELUTIA INC.

July 16, 2026

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II SALE AND PURCHASE		1

2.1	Assets and Liabilities	1
2.2	Purchase Price	2
2.3	Closing	3
2.4	Closing Obligations	3
2.5	Inventory Adjustment	4
2.6	Transition Milestone Payment	7
2.7	Earnout Payments.	9
2.8	Tax Withholding	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		11

3.1	Organization and Good Standing	11
3.2	Authority; No Conflict	11
3.3	Financial Information	12
3.4	Assets	13
3.5	Intellectual Property; Information Systems	13
3.6	Material Customers and Material Suppliers.	14
3.7	Distributor Agreements	14
3.8	Assumed Contracts; No Defaults	15
3.9	Insurance	15
3.10	Product Safety and Product Recalls	15
3.11	Proceedings; Orders	15
3.12	Governmental Authorizations	16
3.13	Compliance with Legal Requirements	16
3.14	Shared Contracts	16
3.15	FDA and Regulatory Compliance.	16
3.16	Business Associates	18
3.17	Product Complaints and Warranty	18
3.18	Taxes	19
3.19	Personal Information	20
3.20	Related Persons	21
3.21	Absence of Certain Changes, Events and Conditions	21
3.22	Brokers or Finders	21
3.23	SEC Filings	21
3.24	Inspections; Limitation of Buyer’s Warranties	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		22

4.1	Organization and Good Standing	22
4.2	Authority; No Conflict	22
4.3	Brokers or Finders	23
4.4	Inspections; Limitation of Seller’s Warranties	23

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ARTICLE V PRE-CLOSING COVENANTS AND AGREEMENTS		24

5.1	Access and Investigation	24
5.2	Conduct of the SimpliDerm Business by Seller During Executory Period	24
5.3	Exclusivity	25
5.4	Notification of Certain Matters	25
5.5	Notices, Consents, and Filings	26
5.6	Loss Proceeds	26
5.7	Commercially Reasonable Efforts	26
5.8	Updates to Annexes	26

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS		27

6.1	Shared Contracts; Key Personnel	27
6.2	Proration of Taxes; Bulk Sales	27
6.3	Misdirected Payments	28
6.4	Books and Records	28
6.5	Public Announcements and Other Communications	29
6.6	Operating Unit Names	29
6.7	Non-Assignable Contracts	29
6.8	Technology Transfer.	29
6.9	Further Assurances	30

ARTICLE VII CONDITIONS TO CLOSING		30

7.1	Conditions to Obligations of the Parties	30
7.2	Conditions to Obligations of Buyer	31
7.3	Conditions to Obligations of Seller	31

ARTICLE VIII INDEMNIFICATION		32

8.1	Survival	32
8.2	Indemnification Obligations of Seller	32
8.3	Indemnification Obligations of Buyer	32
8.4	Time Limitations	33
8.5	Certain Other Limitations and Guidelines	34
8.6	Procedure for Indemnification – Third-Party Claims	35
8.7	Procedure for Indemnification – Direct Claims	35
8.8	Payment	35
8.9	Exclusive Remedies	35
8.10	Tax Treatment of Indemnification Payments	36

ARTICLE IX TERMINATION		36

9.1	Termination Events	36
9.2	Effect of Termination	37

ii

ARTICLE X GENERAL PROVISIONS		37

10.1	Expenses	37
10.2	Successors and Assigns; No Third Party Beneficiaries	37
10.3	Notices	37
10.4	Entire Agreement; Modification	38
10.5	Waiver	38
10.6	Severability	39
10.7	Governing Law; Waiver of Jury Trial	39
10.8	Enforcement of Agreement; Remedies	39

10.9	Counterparts; Execution of Agreement	39
10.10	Rules of Construction	40
10.11	Set Off	41

Annexes:

Annex A	-	Defined Terms
Annex B	-	Purchased Assets
Annex C	-	Excluded Assets
Annex D	-	Assumed Contracts
Annex E	-	Allocation Methodologies
Annex F	-	Transition Milestones
Annex G		Indemnification Matters

Exhibits:

Exhibit A	-	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	-	Form of IP Assignment Agreement
Exhibit C	-	Form of Transition Services Agreement
Exhibit D	-	Form of Restrictive Covenant Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 16, 2026 (the “Execution Date”), is by and between Cellution Biologics Inc., a Delaware corporation (“Buyer”), and Elutia Inc., a Delaware corporation (“Seller”).

RECITALS

A.           Seller is engaged in the business of commercializing, manufacturing, distributing, selling and/or marketing human acellular dermis (hADM) products for use in the field of breast reconstruction under the SimpliDerm® brand (the “SimpliDerm Business”).

B.            The Parties desire to enter into this Agreement whereby Seller sells and assigns to Buyer, and Buyer purchases and assumes from Seller, certain specifically identified Assets and certain specifically identified Liabilities of Seller related to the SimpliDerm Business, respectively, in accordance with the terms of this Agreement.

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Set forth on Annex A are the definitions of certain capitalized terms used in this Agreement, as well as cross-references to the applicable portions of this Agreement where certain other capitalized terms are defined.

ARTICLE II
SALE AND PURCHASE

2.1           Assets and Liabilities.

(a)            In accordance with the terms of this Agreement, at the Closing, Seller shall sell, convey, grant, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title, and interest in and to those Assets set forth on Annex B (collectively, the “Purchased Assets”).

(b)            Notwithstanding anything in this Agreement to the contrary, Buyer shall only purchase and acquire the Purchased Assets, and Buyer shall not purchase or acquire, and shall not be deemed to acquire, any other Assets of Seller, including but not limited to those Assets set forth on Annex C and any Assets used or held for use exclusively in the Retained Business (all such other Assets of Seller not included in the definition of “Purchased Assets”, collectively, the “Excluded Assets”).

(c)            Buyer will not assume any Liabilities of Seller or its Affiliates, other than Seller’s executory performance obligations under those Seller Contracts listed on Annex D that are assigned to Buyer in accordance with the terms of this Agreement (collectively, the “Assumed Contracts”) and, in each case, to the extent, and only to the extent, any such executory performance obligation with respect to any such Assumed Contract relates solely to periods after the Closing and is to be performed in the Ordinary Course, and specifically excluding all Liabilities with respect to any such Assumed Contract related to any (i) failure to perform, improper performance, breach, default, or violation under any such Assumed Contract that occurred prior to or in connection with the Closing, (ii) breach of warranty, product liability, product recall, product warning, tort, infringement, or violation of Legal Requirement that occurred prior to or in connection with the Closing, (iii) Proceeding that is based on facts or circumstances existing prior to or at the Closing, or (iv) inaccuracy in, or breach of, any representation, warranty, covenant, agreement, or obligation of Seller in the Transaction Documents, or as would otherwise be contrary to any express indemnification obligation of Seller in this Agreement (collectively, the “Assumed Liabilities”).

(d)            Notwithstanding anything in this Agreement to the contrary, except for the Assumed Liabilities, Buyer shall not assume or be responsible to pay, perform, or discharge any Liabilities of Seller (including all Liabilities and Proceedings (i) as a result or, in connection with, or related to any product liability, recalls, product warnings, warranty claims arising from sales of the Seller Products, distributor disputes, Seller’s failure to comply with Legal Requirements, tort, or infringement, in each case, related to or in connection with any of the businesses (including the SimpliDerm Business), operations, assets, or Liabilities of Seller or any of Seller’s Affiliates conducted, existing, or arising at or prior to the Closing, (ii) arising out of Seller’s ownership of the Purchased Assets or Seller’s operation of the SimpliDerm Business at or prior to the Closing, (iii) that are Taxes of Seller or Taxes imposed with respect to the SimpliDerm Business or the Purchased Assets for any Tax period ending on or prior to the Closing Date (iv) relating to any of Seller’s employee Liabilities (including all Benefit Plans), or (v) otherwise based on facts or circumstances existing prior to or at the Closing, any breach of any Assumed Contracts prior to or at the Closing, and all Liabilities arising under any terminated Contracts or any other Contract of Seller that is not an Assumed Contract) (collectively, the “Excluded Liabilities”). Seller and Seller’s Affiliates shall remain solely responsible for all of the Excluded Liabilities and will timely pay, perform, and discharge, as applicable, all obligations under the Excluded Liabilities. For the avoidance of doubt, the Excluded Liabilities shall include (A) any product liability, mass tort, class action, failure-to-warn, recall, adverse event, regulatory action, or similar claim arising from products manufactured, processed, distributed, marketed, promoted, or sold prior to the Closing, regardless of when such claim is asserted or (B) any Taxes that would have been revealed by or otherwise reflected on any applicable Tax Clearance Certificate.

2.2           Purchase Price.

(a)            The aggregate purchase price for the Purchased Assets (the “Purchase Price”) is a dollar amount equal to (i) the Base Price, minus (ii) the amount of any Inventory Shortfall, plus (iii) the amount of all Earnout Payments earned and payable pursuant to Section 2.7, plus (iv) the Transition Milestone Payment to the extent payable pursuant to Section 2.6, plus (iv) the assumption of the Assumed Liabilities, in each case, as applicable, as adjusted pursuant to this Agreement, including Section 2.6, Section 2.7, and ARTICLE VIII.

(b)            At the Closing, Buyer shall pay to Seller the Estimated Closing Cash Consideration by wire transfer of immediately available funds to the Purchase Price Bank Account.

(c)            The Parties agree that the Transactions constitute an “applicable asset acquisition” within the meaning of Section 1060 of the Code. Accordingly, the Parties agree to report the Transactions on IRS Form 8594, and for any other required purposes, in a manner consistent with the Allocation Schedule as finally determined. Within thirty (30) days after the finalization of the Post-Closing Adjustment Amount in accordance with Section 2.5, Buyer shall provide Seller with an allocation schedule (the “Allocation Schedule”), which allocates the Purchase Price (and any other item of consideration for U.S. federal income Tax purposes) among the Purchased Assets in accordance with and as provided by Section 1060 of the Code and applicable Treasury Regulations (and any similar provision of state or local Legal Requirements, as applicable) and consistent with the allocation methodologies set forth on Annex E. Upon delivery of the Allocation Schedule to Seller, the Allocation Schedule will be final, binding, and conclusive on the Parties; provided that Buyer shall consider in good faith any written comments delivered by Seller within fifteen (15) days of receipt of the Allocation Schedule. No Party shall take a position on any Tax Return or other Tax Filing or in any Proceeding before any Tax Authority with regard to the determination or collection of any Tax that is in any manner inconsistent with the Allocation Schedule, as finally determined or otherwise adjusted in accordance with this Section 2.2(c). To the extent permitted by applicable Legal Requirements, the Parties agree to notify each other in writing with respect to the initiation of any Proceeding by any Tax Authority directly relating to the Allocation Schedule (for avoidance of doubt, excluding any such Proceeding that involves such Party but only indirectly relates to the Allocation Schedule) and agree to consult and use commercially reasonable efforts to cooperate with each other with respect to any such Proceeding.

2.3            Closing. Subject to the terms of this Agreement, the Parties shall consummate the Transactions (the “Closing”) no later than three Business Days after the last of the conditions to the Closing set forth in ARTICLE VII has been satisfied or waived (other than conditions that by their nature must be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), and the Parties shall, and shall cause their respective Representatives to, conduct the Closing remotely through the exchange of Transaction Documents and signatures thereto by electronic mail, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.simplyagree.com), or by such other method, at such other time, on such other date, or at such other place as the Parties mutually agree upon in writing, effective as of 11:59:59 p.m. (Eastern Time) (the “Effective Time”) on the Closing Date. All Transactions that will occur on and as of the Closing Date will be deemed to have occurred simultaneously as of the Effective Time.

2.4            Closing Obligations. In addition to any other documents to be delivered under, or actions to be taken pursuant to, other provisions of this Agreement, at the Closing:

(a)            Seller shall deliver, or cause to be delivered, to Buyer the following (collectively, the “Seller Closing Documents”):

(i)            with respect to the Purchased Assets, a bill of sale and assignment and assumption agreement, in substantially the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by Seller;

(ii)           with respect to the Seller IP Rights included in the Purchased Assets, an assignment of intellectual property, in substantially the form attached hereto as Exhibit B (the “IP Assignment Agreement”), duly executed by Seller;

(iii)          a transition services agreement, in substantially the form attached hereto as Exhibit C (the “TSA”), duly executed by Seller;

(iv)          a restrictive covenant agreement, in substantially the form attached hereto as Exhibit D (the “Restrictive Covenant Agreement”), duly executed by Seller;

(v)           a properly completed IRS Form W-9, duly executed by Seller;

(vi)          evidence, in form and substance reasonably acceptable to Buyer, that any Encumbrances on the Purchased Assets (other than Permitted Encumbrances) have been released;

(vii)         evidence, in form and substance reasonably acceptable to Buyer, that those notices required to be given and Filings required to be made by Seller in connection with the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions have been duly given to or made with the appropriate Persons;

(viii)        a certificate of good standing for Seller issued by the Secretary of State of the State of Delaware and certificates of existence, compliance, and good standing (or the equivalent) for Seller issued by each other jurisdiction in which Seller currently operates the SimpliDerm Business and in which Seller is qualified to do business, all issued by the Secretary of State (or other applicable Governmental Authority) of such jurisdiction, and all dated no more than 10 Business Days prior to the Closing Date;

(ix)           all requisite resolutions or actions of the board of directors of Seller approving the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions; and

(x)            a certificate of a duly authorized officer of Seller certifying that all of the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), and Section 7.2(i) have been satisfied, duly executed by such officer.

(b)            Buyer shall deliver, or cause to be delivered, to Seller the following (collectively, the “Buyer Closing Documents”): (i) the Bill of Sale, (ii) the IP Assignment Agreement, (iii) the TSA, and (iv) the Restrictive Covenant Agreement, in the case of each of clauses (i) through (iv), duly executed by Buyer, and (v) a certificate of a duly authorized officer of Buyer certifying that all of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied, duly executed by such officer.

2.5           Inventory Adjustment.

(a)            Seller and Buyer shall complete a joint physical inventory count no later than two Business Days prior to the Closing Date. Seller shall then prepare and deliver to Buyer prior to the Closing, a statement (the “Estimated Inventory Statement”) setting forth Seller’s good faith estimates of (i) Inventory Value as of the Effective Time, taking into account such joint physical inventory count (the “Estimated Inventory Value”) together with a list of the Acquired Inventory as of the Effective Time, and (ii) calculation of the Estimated Inventory Shortfall, if any, based on such Estimated Inventory Value. Seller shall arrange with common carrier for the physical delivery all of the Acquired Inventory to Buyer’s designated warehouse no later than two Business Days after the Closing Date. Within ten Business Days following the Closing, Buyer shall cause to be conducted a physical count of the Acquired Inventory to determine the Inventory Value (the “Inventory Count”). Seller shall be entitled to observe the Inventory Count in a manner that does not unreasonably interfere with the businesses and operations of Buyer or any of Buyer’s Affiliates. The result of the Inventory Count, as adjusted for activity occurring between the Effective Time and the date of the Inventory Count, shall be used in order to determine the Closing Inventory Value as of the Closing Date. For purposes of the Estimated Inventory Value and the Closing Inventory Value, the value of all Unusable Acquired Inventory shall be excluded. Buyer shall also have the right to review and validate any documentation provided by Buyer pursuant to Section 7.2(f) before determining the commercial usability of such Acquired Inventory for purposes of calculating the Closing Inventory Value.

(b)            Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Inventory Statement”) setting forth (A) its calculation of the actual Inventory Value as of the Effective Time (the “Closing Inventory Value”) together with a list of Acquired Inventory as of the Effective Time, which shall be based, in part, on the Inventory Count, and (B) its calculation of the Post-Closing Adjustment Amount based thereon; provided that, if the Closing Inventory Value, as finally determined pursuant to this Section 2.5, is greater than the Target Inventory Value, then the Closing Inventory Value shall be deemed to equal the Target Inventory Value.

(c)            The post-Closing adjustment shall be an amount equal to the Closing Inventory Value, as finally determined pursuant to this Section 2.5 (including the proviso set forth in Section 2.5(b)), minus the Estimated Inventory Value (the “Post-Closing Adjustment Amount”). Promptly, and in any event no later than the second (2nd) Business Day following the determination and final resolution thereof in accordance with the terms of this Section 2.5:

(i)             if the Post-Closing Adjustment Amount is a positive number, then Buyer shall pay or cause to be paid to Seller an amount equal to the Post-Closing Adjustment Amount, by wire transfer of immediately available funds to the Purchase Price Bank Account (or such other bank account in the United States designated by Seller in a written notice to Buyer);

(ii)            if the Post-Closing Adjustment Amount is a negative number, then Seller shall pay or cause to be paid to Buyer an amount equal to the absolute value of the Post-Closing Adjustment Amount, by wire transfer of immediately available funds to the account designated by Buyer to Seller in writing; and

(iii)           if the Post-Closing Adjustment Amount is equal to $0.00, then neither Buyer, on the one hand, nor Seller, on the other hand, shall be obliged to make any payment to the other pursuant to this Section 2.5(c).

(d)            In the event that Seller does not agree with the Closing Inventory Value set forth in the Closing Inventory Statement, Seller shall be entitled, no later than 60 calendar days of the delivery of the Closing Inventory Statement (the “Inventory Dispute Period”), to give Buyer written notice (a “Inventory Dispute Notice”) of such disagreement, which disagreement must be based solely on Buyer’s mathematical error, failure to calculate Inventory Value in accordance with this Agreement or Buyer not having followed the terms of this Agreement. The Inventory Dispute Notice shall set forth in reasonable detail the specific items of Inventory with which the Seller does not agree and the basis for such objection (the “Disputed Inventory Items”). Any Inventory items not specifically identified as disputed in an Inventory Dispute Notice that is timely delivered shall be deemed accepted by Seller and final and agreed for all purposes of this Agreement, absent Fraud or intentional misconduct. In the event that Seller (A) does not deliver an Inventory Dispute Notice during the Inventory Dispute Period or (B) confirms in writing that they accept the Closing Inventory Statement delivered by the Buyer, the Closing Inventory Value set forth on such Closing Inventory Statement shall be deemed accepted by the Seller and to be final and agreed for all purposes of this Agreement, absent Fraud or intentional misconduct, and the Purchase Price will be finally determined at such time. In the event that Seller delivers an Inventory Dispute Notice within the Inventory Dispute Period, Seller and Buyer shall, for a period of not less than 30 days (the “Negotiation Period”) after delivery of the Inventory Dispute Notice, attempt in good faith to mutually determine the Inventory Value of the Disputed Inventory Items and mutually determine any resulting adjustments to the Closing Inventory Value. In the event that Buyer and Seller mutually determine in writing the Inventory Value of the Disputed Inventory Items and resulting Closing Inventory Value, then such adjusted Closing Inventory Value shall irrevocably be deemed to be final for all purposes of this Agreement, absent Fraud or intentional misconduct.

(e)            If Buyer and Seller fail to resolve all of the Disputed Inventory Items within the Negotiation Period, then either Buyer or Seller will be entitled to submit the Disputed Inventory Items remaining in dispute (and only such Disputed Inventory Items, as all other matters with respect to, and all other components of, the Closing Inventory Statement (including those Disputed Inventory Items resolved by Buyer and Seller during the Negotiation Period) will be deemed final, binding, and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge) to the Independent Accounting Firm for resolution in accordance with the guidelines and procedures set forth in this Agreement. If Disputed Inventory Items are submitted to the Independent Accounting Firm for resolution in accordance with the immediately preceding sentence, then (i) Buyer and Seller shall furnish, or cause to be furnished, to the Independent Accounting Firm such work papers and other documents and information relating to such Disputed Inventory Items as the Independent Accounting Firm requests and as are reasonably available to such Party or such Party’s Representatives, and Buyer and Seller will be afforded the opportunity to present to the Independent Accounting Firm any material relating to such Disputed Inventory Items, (ii) Buyer and Seller shall instruct the Independent Accounting Firm not to revise any element of the Closing Inventory Statement that is not such a Disputed Inventory Item or assign a value to any element of such a Disputed Inventory Items greater than the largest value for such item claimed by either Buyer or Seller less than the smallest value for such item claimed by Buyer or Seller, (iii) Buyer and Seller shall instruct the Independent Accounting Firm to deliver the Independent Accounting Firm’s determination in a written notice to Buyer and Seller within 60 days of the submission to the Independent Accounting Firm of such Disputed Inventory Items, and such determination (to the extent compliant with the instructions required by Section 2.5(e)(ii) and absent manifest error) will be deemed final, binding, and conclusive on the Parties for all purposes under this Agreement and not subject to further dispute or challenge and will be used in the determination of the Post-Closing Adjustment Amount and all components thereof, (iv) neither Buyer nor Seller shall participate in any ex-parte communications regarding the Disputed Inventory Items with the Independent Accounting Firm without the other Party; and (v) the fees and expenses of the Independent Accounting Firm will be allocated and payable by Buyer and Seller in proportion to the amounts by which the proposals of Buyer and Seller respectively, differed from the Independent Accounting Firm’s final determination of such Disputed Inventory Items, and Buyer and Seller shall instruct the Independent Accounting Firm to determine such proportions in the Independent Accounting Firm’s final determination pursuant to this Section 2.5(d). For example, if Seller submits an Inventory Dispute Notice for $1,000, and if Buyer contests only $500 of the amount so claimed by Seller, and if the Independent Accounting Firm ultimately resolves such dispute by awarding Seller $300 of the $500 contested amount, then the fees and expenses of the Independent Accounting Firm will be allocated 60% (i.e., $300/$500) to Buyer and 40% (i.e., $200/$500) to Seller. The Parties are entitled to enter and reduce to judgment any award given by the Independent Accounting Firm in accordance with this Section 2.5(d) in a court of competent jurisdiction if payment is not timely made in accordance with Section 2.5(c).

(f)             The final determination of the Closing Inventory Value in accordance with this Section 2.5 shall, in the absence of Fraud or intentional misconduct, be conclusive for all purposes of this Agreement, and shall be binding on Buyer and Seller and the Independent Accounting Firm.

(g)            The Parties shall treat each payment made under this Section 2.5, Section 2.6, and Section 2.7 as an adjustment to the Purchase Price for U.S. federal (and applicable state and local) income Tax purposes, unless a final “determination” (within the meaning of Section 1313 of the Code) by a Tax Authority with respect to any such payment causes such payment not to be treated as an adjustment to the Purchase Price for U.S. federal (and applicable state and local) income Tax purposes.

2.6            Transition Milestone Payment.

(a)            Buyer shall pay to Seller the Transition Milestone Payment (as adjusted pursuant to the terms of this Agreement) as follows: (i) no later than five Business Days after completion of all of the transition milestones set forth on Annex F (the “Transition Milestones”) and the final determination of the amount of all Milestone Payment Reductions for the Guaranteed Months during which the Parties completed the Transition Milestones, a dollar amount equal to (A) the Transition Milestone Payment minus (B) the aggregate amount of Milestone Payment Reductions for each Guaranteed Month that it took to complete all of the Transition Milestones minus (C) the product of (x) 18 minus the number of Guaranteed Months that it took to complete each of the Transition Milestones multiplied by (y) [***]; and (ii) no later than five Business Days after the final determination of the amount of all Milestone Payment Reductions for the remaining Guaranteed Months, a dollar amount equal to (A) the remaining portion of the Transition Milestone Payment (which, for the avoidance of doubt, would equal the Transition Milestone Payment minus the aggregate amount of Milestone Payment Reductions for each Guaranteed Month that it took to complete all of the Transition Milestones minus the payment made pursuant to Section 2.6(a)(i)) minus (B) any Milestone Payment Reductions for the remaining Guaranteed Months; provided, however, that failure to achieve a Transition Milestone due to Buyer’s action or inaction shall not excuse Buyer from paying the Transition Milestone Payment. For example, if the Parties complete the Transition Milestones within the first seven Guaranteed Months following the Closing and there were Milestone Payment Reductions of (x) [***] during the first seven Guaranteed Months and (y) [***] during the final [***] Guaranteed Months, then Buyer shall pay to Seller (I) [***] ([***] minus [***] minus the product of [***] multiplied by [***] no later than five Business Days after completion of all of the Transition Milestones and the final determination of the amount of all Milestone Payment Reductions for such seven Guaranteed Months; and (II) the remaining [***] ([***] (i.e., the total Transition Milestone Payment) minus [***] (i.e., the aggregate amount of Milestone Payment Reductions for the first seven Guaranteed Months) minus [***] (i.e., the partial Transition Milestone Payment made with respect to the first seven Guaranteed Months pursuant to Section 2.6(a)(i)) minus [***] (i.e., the aggregate amount of Milestone Payment Reductions for the last [***] Guaranteed Months)) no later than five Business Days after the final determination of the amount of all Milestone Payment Reductions for the remaining eleven Guaranteed Months. The Parties shall use commercially reasonable efforts to complete the Transition Milestones no later than the date that is [***] months after the Closing Date (or such later date as mutually agreed in writing); provided that, for the avoidance of doubt, the Transition Milestones shall not be considered completed (and none of the Transition Milestone Payment shall be due and payable) unless and until completion of all Transition Milestones. The Transition Milestones shall be deemed completed upon Buyer’s written confirmation (such confirmation not to be unreasonably withheld, conditioned or delayed) that each Transition Milestone has been completed in all material respects in accordance with this Agreement. If Buyer reasonably determines that a Transition Milestone has not been completed, Buyer shall provide Seller with a written notice describing in reasonable detail the deficiencies. Seller shall have a reasonable opportunity to cure such deficiencies, following which Buyer shall promptly reassess the applicable Transition Milestone. Notwithstanding the foregoing, if Buyer has not provided written confirmation that all Transition Milestones have been completed on or before the date that is [***] months after the Closing Date, both Parties agree to negotiate in good faith to determine whether any completed Transition Milestones should be eligible for a partial payment of the Transition Milestone Payment. Any such partial payment shall be paid (as adjusted pursuant to the terms of this Agreement) only for Transition Milestones completed in all material respects and accepted by Buyer (such acceptance not to be unreasonably withheld, conditioned or delayed), and shall not constitute acceptance of any incomplete Transition Milestones or waive any rights or remedies of Buyer (under this Agreement or otherwise) with respect to any incomplete Transition Milestones.

(b)            The following defined terms shall have the meaning set forth below as used in this Section 2.6 and throughout this Agreement:

(i)	“Guaranteed Month” means each full or partial calendar month during the Guaranteed Period.

(ii)	“Guaranteed Period” means the period beginning on the Closing Date and ending on 18-month anniversary of the Closing Date.

(iii)	“Sales Shortfall” means [***] minus the actual SimpliDerm Sales in a given Guaranteed Month; provided that, for any partial Guaranteed Month, such calculation shall be prorated to account for the days in such Guaranteed Month that are a part of the Guaranteed Period.

(iv)	“Profitability Shortfall” means Buyer’s Standard Pre-Tax Profit Margin multiplied by the Sales Shortfall.

(v)	“Profitability Target” means [***]; provided that, for any partial Guaranteed Month, such amount shall be prorated to account for the days in such calendar month that are a part of the Guaranteed Period.

(vi)	“Standard Pre-Tax Profit Margin” shall be [***].

(c)            If Buyer experiences a Sales Shortfall in any Guaranteed Month, then the Transition Milestone Payment shall be reduced on a dollar-for-dollar basis by an aggregate amount equal to, with respect to each Guaranteed Month, the lesser of (i) the Profitability Shortfall for such Guaranteed Month and (ii) the Profitability Target (any such reduction in a given calendar month, a “Milestone Payment Reduction”). For example, if a Sales Shortfall has occurred in a given Guaranteed Month and the Sales Shortfall in such Guaranteed Month is [***], then the Profitability Shortfall shall be [***] ([***] x [***]) and the Transition Milestone Payment shall be reduced by (and the Milestone Payment Reduction for such month shall equal) [***], and if the Milestone Payment Reduction was equal to [***] in all 18 Guaranteed Months, then the total aggregate reduction to the Transition Milestone Payment would be equal to [***].

(d)            If, after the Closing, any Unusable Acquired Inventory constitutes Released Inventory, the Inventory Value of such Released Inventory shall first be applied as an offset against any Milestone Payment Reduction. To the extent the Inventory Value of such Released Inventory exceeds the Milestone Payment Reduction for such Guaranteed Month, Buyer shall either, at the Buyer’s option (i) pay Seller the excess amount within ten (10) Business Days following the month in which such Released Inventory was released or re-released or (ii) provide notice to Seller (within ten (10) Business Days following the month in which such Released Inventory was released or re-released) that Buyer is applying such excess amount to offset any prior Guaranteed Month’s Milestone Payment Reduction. Seller shall promptly provide the corresponding release documentation and all supporting information and documentation reasonably necessary for Buyer to review and validate the commercial usability of any Released Inventory.

(e)            If, after Closing, any Acquired Inventory that was included as a part of the Closing Inventory Value as finally determined in accordance with Section 2.5 subsequently cannot be commercially released or utilized because it does not satisfy the agreed Supplier release criteria or otherwise fails to meet the release standards agreed by the Parties at Closing or constitutes Unusable Acquired Inventory, then the Transition Milestone Payment shall be reduced on a dollar-for-dollar basis by an amount equal to the value of such Acquired Inventory.

(f)            As promptly as practicable, but in no event later than 30 days after the end of each month of the Guaranteed Period, Buyer shall prepare and deliver to Seller a written statement setting forth Buyer’s good faith calculation of the Milestone Payment Reduction for such month, together with reasonably supporting detail (such calculation, an “Milestone Payment Reduction Calculation”). The Milestone Payment Reduction Calculation shall be binding and conclusive upon the Parties upon the earlier to occur of: (i) Seller’s written notice to the Buyer of its acceptance of the Milestone Payment Reduction Calculation and (ii) 15 days following the Seller’s receipt of the Milestone Payment Reduction Calculation, unless Seller provides written notice of disagreement to the Buyer within such 15-day period (such period, the “Milestone Payment Reduction Objection Period”). During each Milestone Payment Reduction Objection Period, Buyer shall provide Seller with a reasonable opportunity, in a manner that does not unreasonably interfere with the businesses and operations of Buyer or any of Buyer’s Affiliates, to review any books and records and work papers used in preparing such applicable Milestone Payment Reduction Calculation.

(g)            The dispute resolution procedures set forth in Section 2.5(d) through Section 2.5(f) shall apply, mutatis mutandis, to the resolution of any dispute with respect to a Milestone Payment Reduction Calculation, with references therein to the “Closing Inventory Statement” being deemed references to the applicable Milestone Payment Reduction Calculation and with such other conforming changes as the context requires. Notwithstanding anything in this Agreement to the contrary, the dispute resolution mechanism contained in this Section 2.6(g) is the exclusive mechanism for resolving disputes regarding the Milestone Payment Reduction Calculation.

2.7	Earnout Payments.

(a)            The following defined terms shall have the meaning set forth below as used in this Section 2.7 and throughout this Agreement:

(i)             “Earnout Payment” means an amount equal to [***].

(ii)            “Earnout Period” means, as applicable, each of the first five consecutive full calendar quarter periods immediately following the Closing Date. For the avoidance of doubt, each Earnout Period shall end on the last day of the applicable fiscal quarter.

(iii)           “Earnout Target” means [***].

(iv)           “SimpliDerm Sales” means, with respect to each Earnout Period, actual revenue, determined in accordance with GAAP, that is derived from sales of the Seller Products (net of returns, rebates, chargebacks, customary trade and cash discounts, freight and shipping pass-throughs and excluding intercompany sales and extraordinary expenses) during such Earnout Period, in accordance with the example set forth on Schedule 2.7(a).

(b)            If the SimpliDerm Sales for a given Earnout Period exceed the Earnout Target, then Buyer shall pay to Seller the Earnout Payment for such Earnout Period; provided that in no event shall the aggregate amount of all Earnout Payments exceed $1,000,000. For the avoidance of doubt, if the aggregate amount paid by Buyer to Seller equals $1,000,000 in total, then Buyer shall have no further obligation to make any additional Earnout Payments.

(c)            As promptly as practicable, but in no event later than 60 days after the end of each Earnout Period, Buyer shall prepare and deliver to Seller a written statement setting forth Buyer’s good faith calculation of the SimpliDerm Sales for such Earnout Period, together with reasonably supporting detail and whether Seller is eligible for an Earnout Payment for such Earnout Period (such calculation, an “Earnout Payment Calculation”). The Earnout Payment Calculation shall be binding and conclusive upon the Parties upon the earlier to occur of: (i) Seller’s written notice to the Buyer of its acceptance of the Earnout Payment Calculation and (ii) 30 days following the Seller’s receipt of the Earnout Payment Calculation, unless Seller provides written notice of disagreement to the Buyer within such 30-day period (such period, the “Earnout Objection Period”). During the Earnout Objection Period, Buyer shall provide Seller with a reasonable opportunity, in a manner that does not unreasonably interfere with the businesses and operations of Buyer or any of Buyer’s Affiliates, to review any books and records and work papers used in preparing such Earnout Payment Calculation. The aggregate amount of all Earnout Payments shall not exceed $1,000,000. For the avoidance of doubt, if Buyer has paid Seller [***] for each of the first four Earnout Periods following the Closing, then there shall be no Earnout Payment for the fifth Earnout Period.

(d)            The dispute resolution procedures set forth in Section 2.5(d) through Section 2.5(f) shall apply, mutatis mutandis, to the resolution of any dispute with respect to an Earnout Payment Calculation, with references therein to the “Closing Inventory Statement” being deemed references to the applicable Earnout Payment Calculation and with such other conforming changes as the context requires. Notwithstanding anything in this Agreement to the contrary, the dispute resolution mechanism contained in this Section 2.7(d) is the exclusive mechanism for resolving disputes regarding the Earnout Payment Calculations.

(e)            For purposes of preparing an Earnout Payment Calculation and a Milestone Payment Reduction Calculation, SimpliDerm Sales shall be determined in accordance with GAAP, as reasonably determined by Buyer. During each Earnout Period and the Guaranteed Period, Buyer (i) will keep Seller reasonably informed of any material developments outside the Ordinary Course of business relating to SimpliDerm Sales, (ii) will act in good faith with respect to Buyer’s operation of the SimpliDerm Business, and (iii) will not knowingly take any action or omit to take any action for the purpose of avoiding an Earnout Payment, increasing a Milestone Payment Reduction, or materially reducing SimpliDerm Sales. Except as expressly set forth in the immediately preceding sentence, nothing contained in this Agreement requires, or will be construed to require, Buyer to maintain the SimpliDerm Business, any of the Purchased Assets, or any of the Assumed Liabilities separately (or with separate books and records) or otherwise restrict in any way management of Buyer from operating the SimpliDerm Business, the Purchased Assets, and the Assumed Liabilities in any respect and making all customer and other business decisions in the manner that Buyer deems appropriate in Buyer’s sole discretion and without taking into consideration the impact of such actions on any Earnout Payment or Milestone Payment Reduction. For avoidance of doubt, neither Buyer nor any of Buyer’s Affiliates (i) owes Seller any fiduciary or other duty in respect of this Section 2.7, or (ii) is making any representations or warranties to Seller with respect to the operations of the SimpliDerm Business, any of the Purchased Assets, or any of the Assumed Liabilities after the Closing or with respect to any estimates or projections relating to SimpliDerm Sales for the applicable Earnout Period or during the Guaranteed Period.

(f)            Seller acknowledges and agrees that the right to receive any Earnout Payment pursuant to this Agreement: (i) does not represent an equity or other ownership interest in Buyer or any of Buyer’s Affiliates; (ii) does not carry voting, dividend, or liquidation rights; (iii) is not represented by any form of certificate or instrument; (iv) does not bear any interest; and (v) is not assignable or transferable (other than by testamentary disposition or the laws of intestacy).

(g)            Within five Business Days of the final determination of the amount of an Earnout Payment for a particular Earnout Period in accordance with this Section 2.7, Buyer shall pay to Seller the amount of such Earnout Payment by wire transfer of immediately available funds to the Purchase Price Bank Account.

2.8            Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer is entitled to deduct and withhold from any portion of the Purchase Price, or other payment payable by Buyer pursuant to this Agreement, such amounts that are required to be deducted and withheld under the Code or any other Legal Requirement with respect to the making of such payment. Other than with respect to Seller’s failure to provide an IRS Form W-9 in accordance with Section 2.4(a)(v) or any compensatory payment, Buyer shall provide Seller with notice of any intent to deduct or withhold any amount, and the Parties shall cooperate in good faith to reduce or eliminate any such deduction or withholding to the extent permitted under the Code or any other Legal Requirement. To the extent that amounts are so deducted and withheld and paid over to the appropriate Tax Authority, such amounts will be deemed for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made and no deduction or withholding effectuated in accordance with this Section 2.8 will constitute or be deemed to constitute a breach of any of Buyer’s obligations under this Agreement. For the avoidance of doubt, nothing in this Section 2.8 shall limit Buyer’s right or obligation to deduct or withhold any amount where required by applicable Legal Requirements.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller hereby represents and warrants to Buyer as of the Execution Date as follows, qualified by the attached disclosure schedules (collectively, the “Disclosure Schedules”):

3.1            Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the Legal Requirements of the State of Delaware, and Seller has full power and authority to own or lease the Purchased Assets owned or leased, respectively, by Seller as they are now owned or leased, and to carry on the SimpliDerm Business as it is now being conducted. Seller is duly qualified and licensed to do business and is in good standing in all jurisdictions where the character of the Purchased Assets owned or leased by Seller or the nature of Seller’s activities, including the SimpliDerm Business, makes such qualification necessary, and each jurisdiction where Seller is qualified and licensed to do business is set forth on Schedule 3.1.

3.2           Authority; No Conflict.

(a)            This Agreement has been duly and validly executed by Seller, and this Agreement (assuming due authorization, execution, and delivery by Buyer) constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions. Upon the delivery and execution by Seller of each of the Seller Closing Documents, each Seller Closing Documents (assuming due authorization, execution, and delivery by the other party or parties thereto, if applicable) will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with the terms thereof, except as enforceability is limited by the Enforceability Exceptions. Seller has the right, power, and authority to execute and deliver this Agreement and the Seller Closing Documents to which Seller is a party and to perform Seller’s obligations under this Agreement and the Seller Closing Documents, and such actions have been duly authorized by all necessary corporate action by Seller.

(b)            Except as set forth on Schedule 3.2(b), neither the execution, delivery, or performance of any of the Transaction Documents by Seller nor the consummation or performance of any of the Transactions by Seller will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation or breach of any provision of any of the Governance Documents of Seller, (ii) contravene, conflict with, or result in a violation or breach of any Legal Requirement to which Seller is subject, (iii) contravene, conflict with, or result in a violation or breach of, constitute a default under, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any Seller Governmental Authorization, (iv) contravene, conflict with, or result in a violation or breach of, constitute a default under, or give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any Assumed Contract, or (v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets (other than Permitted Encumbrances).

(c)            Except as set forth on Schedule 3.2(c), Seller is not required to give any notice to, make any Filing with, or obtain any Consent from any Person in connection with the execution, delivery, and performance of any of the Transaction Documents or the consummation and performance of the Transactions.

3.3           Financial Information.

(a)            Attached to Schedule 3.3(a) are accurate and complete copies of the unaudited financial statements of the SimpliDerm Business as of and for each of the years ended December 31, 2024 and 2025 (collectively, the “Fiscal Year Financial Statements”), and the unaudited financial statements of the SimpliDerm Business as of and for the three (3)-month period ended March 31, 2026 (collectively, the “Interim Financial Statements”). The Financial Statements fairly present in all material respects the financial position and results of operations of the SimpliDerm Business as of the dates and for the periods specified, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Financial Statements (except, in the case of the Interim Financial Statements, for normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes (that, if presented, would not differ materially from those included in the Fiscal Year Financial Statements)).

(b)            Except as set forth on Schedule 3.3(b), Seller does not have any Liabilities relating to, or otherwise arising from the SimpliDerm Business except for (i) Liabilities reflected or reserved against in the Interim Financial Statements, (ii) current Liabilities incurred in the Ordinary Course since March 31, 2026, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract or warranty, infringement, professional error or omission, act or event creating a severance obligation, wrongful discharge claim, or similar Liability, tort, violation of any Legal Requirement, or Proceeding, and (iii) the Transaction Expenses.

(c)            All Accounts Receivable represent valid obligations arising from products actually sold or services actually provided by Seller with respect to the SimpliDerm Business in the Ordinary Course. The Accounts Receivable are current and, to the Knowledge of Seller, collectible in accordance with their terms, net of the respective reserves, if any, reflected in the accounting records of Seller as of the Closing Date, which reserves are sufficient and calculated in accordance with GAAP. There is no pending contest, claim, or right of set-off under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.3(c) contains a list of all Accounts Receivable as of March 31, 2026, which list sets forth the aging of such Accounts Receivable.

(d)            All information (including financial, operational, commercial, and technical information) provided by or on behalf of Seller to Buyer or Buyer’s Representatives in connection with the Transactions, including through the Virtual Data Room, is accurate and complete in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make such information not misleading.

(e)            Except as set forth on Schedule 3.3(e), all Acquired Inventory (whether or not reflected in the Financial Statements) is usable, merchantable, saleable, not expired, not damaged, and compliant with applicable quality requirements and otherwise of a quality and quantity that may be used and sold in the Ordinary Course. The quantities of each item of Acquired Inventory are not excessive and are reasonable in the present circumstances of Seller. All Acquired Inventory is owned by Seller free and clear of all Encumbrances (other than Permitted Encumbrances). Acquired Inventory includes inventory held on a consignment basis.

(f)            Seller is a going concern and is able to pay its Liabilities, debts and obligations as they become due in the Ordinary Course. The fair value of the property of Seller, not including the Purchased Assets and taking into account the Transactions, is greater than the amount of Seller’s Liabilities as such value is established and Liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of Seller or any of its Affiliates. Seller has not incurred, nor plans to incur, debts or Liabilities beyond its ability to pay as they become absolute and matured.

3.4            Assets. Except as set forth on Schedule 3.4, Seller has good, valid, and marketable title to all of the Purchased Assets (including, for the avoidance of doubt, all Seller IP Rights and all inventory included in the Purchased Assets) and all of the Purchased Assets are free and clear of all Encumbrances (other than Permitted Encumbrances). The tangible Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and none of which are in need of maintenance or repair, except for ordinary, routine maintenance and repair that are not material in nature or cost. At the Closing, the Purchased Assets will include all of those Assets necessary to conduct the SimpliDerm Business as presently conducted. None of the Excluded Assets are material to the SimpliDerm Business. Seller has never commercialized, manufactured, distributed, sold and/or marketed the Seller Products for any use other than solely for use in the field of breast reconstruction.

3.5           Intellectual Property; Information Systems.

(a)            Schedule 3.5(a) (i) sets forth an accurate and complete list of all registered Marks, Net Names, Patents, and Copyrights, and material unregistered Marks and Copyrights, that comprise the Seller IP Rights owned or used in connection with the SimpliDerm Business, or any Purchased Asset, and (ii) indicates for any such registered Seller IP Right, where applicable, the jurisdictions, dates issued, dates filed, registration numbers, and the owners of record. Seller owns all right, title, and interest in and to all Seller IP Rights, free and clear of all Encumbrances (other than Permitted Encumbrances). In each case in which Seller has acquired, other than through a license, any Intellectual Property Rights from any Person with respect to the SimpliDerm Business or any Purchased Asset, Seller obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property Rights to Seller.

(b)            The Seller IP Rights and, to the Knowledge of Seller, all Intellectual Property Rights licensed, used, or exploited by Seller with respect to the SimpliDerm Business or any Purchased Asset are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. Neither the execution and delivery of any of the Transaction Documents nor the consummation and performance of the Transactions will (i) result in the loss or impairment of Buyer’s right to own, license, use, and exploit any of the Seller IP Rights, as compared to such rights of Seller as of the date immediately prior to the Closing Date or (ii) obligate Buyer to pay any royalties or other amounts to any Person.

(c)            Seller is not infringing, misappropriating, diluting, or violating any of the Intellectual Property Rights of another Person and, to the Knowledge of Seller, no Person is infringing, misappropriating, diluting, or violating any of the Seller IP Rights. Seller has not received any written communications with respect to the SimpliDerm Business in the past five years (i) alleging that Seller has infringed, misappropriated, diluted, or violated any Intellectual Property Rights of any Person, or (ii) that have offered to license or grant any other rights or immunities under any Intellectual Property Rights of any Person.

(d)            All Information Systems used by Seller with respect to the SimpliDerm Business (i) operate and perform in all material respects as necessary for the conduct of the SimpliDerm Business as currently conducted and in accordance with their documentation and functional specifications and (ii) are free from all computer programs, instructions, routines, features, and code intended to, or that have the ability to, disable or interfere with the operations of the Information Systems, including viruses, worms, Trojan horses, time bombs, spyware, and other types of malware. Seller has commercially reasonable information security safeguards in place to maintain the confidentiality, integrity, and availability of the information stored, processed, and/or transmitted by the Information Systems that are used to conduct the SimpliDerm Business. Seller has not allowed unauthorized access, acquisition, disclosure, or use of any of the foregoing. Seller has in place adequate disaster recovery plans, procedures, and facilities to ensure the ongoing operation and performance of the SimpliDerm Business in the event of a disruption to the Information Systems.

3.6           Material Customers and Material Suppliers.

(a)            Schedule 3.6(a)-1 sets forth an accurate and complete list of all of the customers of the SimpliDerm Business during the twelve (12) month periods ended December 31, 2024 and December 31, 2025, and during the three (3)-month period ended March 31, 2026 (collectively, the “Material Customers”), and the amount of revenue attributable to each Material Customer that was generated for Seller with respect to the SimpliDerm Business during each such period. Except as set forth on Schedule 3.6(a)-2, Seller has not received any written notice that any of the Material Customers has ceased to use Seller’s goods or services or intends to not use Buyer’s goods or services after the Closing or otherwise not continue such Material Customer’s relationship with Buyer in substantially the same manner after the Closing as with Seller prior to the Closing. Seller has not received from any Material Customer or given to any Material Customer any written notice of force majeure, impossibility of performance, frustration of purpose, or similar written notice of non-performance.

(b)            Schedule 3.6(b)-1 sets forth an accurate and complete list of all of the suppliers and vendors of the SimpliDerm Business during the twelve (12) month periods ended December 31, 2024 and December 31, 2025, and during the three (3)-month period ended March 31, 2026 (collectively, the “Material Suppliers”), and the dollar amount of purchases from or spent with each Material Supplier by the SimpliDerm Business during each such period. Except as set forth on Schedule 3.6(b)-2, Seller has not received any written notice that there will be any material increase in the price of any supplies, merchandise, or other goods and services, or that any Material Supplier will not sell or provide such supplies, merchandise, or other goods and services to Buyer at any time after the Closing on terms and conditions substantially similar to those terms and conditions offered to Seller immediately prior to the Closing, subject to general and customary price increases. Seller has not received from any Material Supplier or given to any Material Supplier any written notice of force majeure, impossibility of performance, frustration of purpose, or similar written notice of non-performance.

3.7            Distributor Agreements. Schedule 3.7 sets forth an accurate and complete list of all current and former distributor, distribution, reseller, and sales representative Contracts relating to the Seller Products (collectively, the “Distributor Agreements”). Seller has provided to Buyer accurate and complete copies of all such Distributor Agreements. Except as set forth on Schedule 3.7, (a) there are no surviving obligations, restrictions, non-compete or exclusivity provisions, minimum purchase requirements, or other continuing obligations under any terminated or expired Distributor Agreement that could restrict or adversely affect Buyer’s ability to sell, market, or distribute the Seller Products following the Closing, (b) there are no pending or, to the Knowledge of Seller, threatened claims, disputes, or demands from any current or former distributor or sales representative relating to the Seller Products, including any claims for commissions, fees, damages, or other compensation, and (c) Seller has not granted any rights to any distributor or sales representative that would conflict with or limit Buyer’s ownership and operation of the SimpliDerm Business following the Closing.

3.8            Assumed Contracts; No Defaults. Seller has provided to Buyer accurate and complete copies of each written Assumed Contract and has provided to Buyer an accurate and complete description of the material terms of each oral Assumed Contract. Except as set forth on Schedule 3.8-1, (i) each of the Assumed Contracts is in full force and effect, and is a legal, valid, binding, and enforceable (except as enforceability is limited by the Enforceability Exceptions) obligation of Seller and, to the Knowledge of Seller, each other party thereto, (ii) Seller and, to the Knowledge of Seller, each other party to the Assumed Contracts (A) have performed all material obligations required to be performed by them respectively under the Assumed Contracts and (B) are not currently, and for the prior two years have not been, in breach of or default under the Assumed Contracts in any material respect, (iii) Seller has not received or given any notice of (A) breach or default or (B) force majeure, impossibility of performance, frustration of purpose, or similar notice of non-performance, in each case with respect to the foregoing clauses (iii)(A) and (iii)(B), with respect to any Assumed Contract, and (iv) each Assumed Contract is assignable by Seller to Buyer in connection with the Transactions without the Consent of any Person other than those Consents set forth on Schedule 3.2(c), and such assignment will not result in a breach, default, or violation of, or give rise to any right of termination, cancellation, or loss of any material benefit under, any such Assumed Contract. During the prior two years, Seller has not released or waived any material rights under any Assumed Contract or any Distributor Agreement. There are no renegotiations regarding or outstanding rights to negotiate any amounts to be paid or payable to or by Seller under any of the Assumed Contracts or any of the Distributor Agreements, except with respect to immaterial amounts in the Ordinary Course, and no Person has made a demand for such negotiations. Seller has disclosed all Contracts, settlements, restrictions, disputes, and obligations involving the parties as well as any third party that could impact the manufacturing, supply, commercialization, or competition relating to the SimpliDerm Business which, in each case, are described on Schedule 3.8-2. At the Closing, the Assumed Contracts and the Shared Contracts, collectively, constitute all of the material Contracts necessary to conduct the SimpliDerm Business as presently conducted.

3.9            Insurance. Schedule 3.9-1 sets forth an accurate and complete list of all policies of insurance (including “self-insurance” programs) covering any portion of the SimpliDerm Business or any of the Purchased Assets (together with all successor insurance policies, the “Insurance Policies”). Schedule 3.9-2 sets forth an accurate and complete list of all pending claims under the Insurance Policies (and any predecessor insurance policies) and all claims made or paid under the Insurance Policies (and any predecessor insurance policies) since January 1, 2024.

3.10         Product Safety and Product Recalls. Except as set forth on Schedule 3.10: (a) all Seller Products comply in all material respects with all applicable Legal Requirements, including all requirements of the FDA and any other applicable Governmental Authority, (b) there have been no product recalls, withdrawals, seizures, field corrections, or market actions (whether voluntary or otherwise) with respect to any Seller Products, and no such actions are pending or, to the Knowledge of Seller, threatened, (c) Seller has not received any notice from any Governmental Authority or any other Person regarding any actual, alleged, or potential defect, failure, or safety issue with respect to any Seller Products, (d) there are no pending or, to the Knowledge of Seller, threatened product liability claims, warranty claims, or similar claims relating to any Seller Products sold, distributed, or otherwise made available by Seller, and (e) all manufacturing, processing, packaging, labeling, and storage of Seller Products have been conducted in compliance in all material respects with all applicable Legal Requirements, including current good manufacturing practices and current good tissue practices, and all related quality records are accurate and complete in all material respects.

3.11        Proceedings; Orders.

(a)            Except as set forth on Schedule 3.11(a), there is, and for the past five years there has been, no Proceeding pending or, to the Knowledge of Seller, threatened by or against Seller, or any Affiliate of Seller (that, in each case, relates to the SimpliDerm Business or any Purchased Asset or Assumed Liability).

(b)            There is no Order to which Seller is subject or bound, or any Affiliate of Seller is subject or bound (that, in each case, relates to the SimpliDerm Business or any Purchased Asset or Assumed Liability).

3.12         Governmental Authorizations. Seller holds in Seller’s name and, as applicable, has submitted, all Governmental Authorizations necessary to own, operate, and use the Purchased Assets and carry on and conduct the SimpliDerm Business as currently conducted (collectively, the “Seller Governmental Authorizations”). Set forth on Schedule 3.12 is an accurate and complete list of all of the Seller Governmental Authorizations, along with the issuance and expiration date of each of the Seller Governmental Authorizations and the identity of the Governmental Authority that issued each of the Seller Governmental Authorizations. Each Seller Governmental Authorization is (and, since the date of grant, has been) in good standing, valid, and in full force and effect. All quality records, regulatory files, submissions, and correspondence relating to the Seller Governmental Authorizations and the SimpliDerm Business are accurate and complete in all material respects.

3.13         Compliance with Legal Requirements. Seller is, and during the past five years has been, in compliance in all material respects with all applicable Legal Requirements applicable to the conduct of the SimpliDerm Business or the ownership and use of the Purchased Assets. Seller has not received any notice from any Governmental Authority or other Person (that, in each case, relates to the SimpliDerm Business or any Purchased Asset or Assumed Liability) (a) regarding any actual, alleged, or potential violation of or failure to comply with any Legal Requirement or (b) requiring Seller to enter into or consent to the issuance of any cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any resolutions or similar undertakings. To the Knowledge of Seller, no investigation or inquiry is being, or in the past five years has been, conducted by any Governmental Authority with respect to the SimpliDerm Business.

3.14         Shared Contracts. Schedule 3.14-1 sets forth an accurate and complete list of all Shared Contracts. Seller has provided to Buyer accurate and complete copies of each Shared Contract (including all modifications, amendments, and supplements thereto and waivers thereunder). Each of the Shared Contracts is in full force and effect, and is a legal, valid, binding, and enforceable (except as enforceability is limited by the Enforceability Exceptions) obligation of Seller and, to the Knowledge of Seller, each other party thereto. Except as set forth on Schedule 3.14-2, Seller and, to the Knowledge of Seller, each other party to the Shared Contracts (A) have performed all material obligations required to be performed by them respectively under the Shared Contracts and (B) are not currently, and for the prior two years have not been, in breach of or default under the Shared Contracts in any material respect, Seller has not received or given any notice of (1) breach or default or (2) force majeure, impossibility of performance, frustration of purpose, or similar notice of non-performance, in each case with respect to the foregoing clauses (1) and (2), with respect to any Shared Contract. During the prior two years, Seller has not released or waived any material rights under any Shared Contract. There are no renegotiations regarding or outstanding rights to negotiate any amounts to be paid or payable to or by Seller under any of the Shared Contracts, except with respect to immaterial amounts in the Ordinary Course, and no Person has made a demand for such negotiations.

3.15        FDA and Regulatory Compliance.

(a)            (i) Seller and, to the Knowledge of Seller, its suppliers, distributors and sales agents, hold all material Governmental Authorizations which are required to entitle them to own, produce, manufacture, market, distribute and sell, as applicable, the Seller Products in the jurisdictions in which they are sold by Seller from any applicable Governmental Authority that enforces medical and dental device Legal Requirements, including the FDCA, (ii) to the Knowledge of Seller, all such Governmental Authorizations are valid and in full force and effect and (iii) Seller is in compliance, in all material respects, with the terms of such Governmental Authorizations.

(b)            As to each Seller Product subject to the FDCA or similar Legal Requirements that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of Seller, such Seller Product is being or has been developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FDCA and similar foreign Legal Requirements, as applicable.

(c)            All material reports, documents, claims, licenses, permits, and authorizations and notices related to the Seller Products required to be filed, maintained or furnished to the FDA or any other Governmental Authority by Seller have been so filed, maintained or furnished. All such reports, documents, claims, licenses, permits, and authorizations and notices related to the Seller Products were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Seller is in compliance, in all material respects, with any applicable Legal Requirement regarding the retention of records and documents.

(d)            With respect to each Seller Product, Seller has not made any untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to cause the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Governmental Authority to invoke any similar policy.

(e)            There have been no recalls, field notifications or seizures requested or ordered or, to the Knowledge of Seller, threatened by the FDA or any other Governmental Authority with respect to any of the Seller Products. Seller has not undertaken a voluntary recall or market withdrawal of any of the Seller Products in any of the jurisdictions in which the Seller Products are and have been sold. Seller has disclosed all material adverse events, complaints, investigations, recalls, warning letters, regulatory correspondence, and known facts that could reasonably be expected to result in a material regulatory action with respect to the SimpliDerm Business.

(f)            During the last five years, Seller has not received any written FDA Form 483, warning letter, untitled letter or other similar notification in any jurisdiction with respect to the Seller Products. Seller has not received any written warning letter, written communication or document from any Governmental Authority (or any customer of Seller) relating to any of the Seller Products that assert lack of compliance by Seller in any material respect with any applicable Legal Requirement.

(g)            To the Knowledge of Seller, Seller has sold the Seller Products in compliance, in all material respects, with the FDCA and if applicable, comparable foreign Legal Requirements. Seller has not received any written notice or other written communication that (i) the FDA or other Governmental Authority has commenced, or threatened to initiate, any action to withdraw any PMA, premarket clearance, premarket notification exemption, rights or other approval or request the recall of any Seller Products; (ii) alleges any violation of applicable Legal Requirement or any PMA by Seller with respect to any Seller Products that would reasonably be expected to result in a Seller Material Adverse Effect; or (iii) asserts any actual or alleged violation of, or failure to comply with the FDCA or comparable foreign Legal Requirements, with respect to the Seller Products or their manufacture or sale that would reasonably be expected to result in a Seller Material Adverse Effect.

(h)            Schedule 3.15(h) contains a description of all FDA correspondence, inspection findings, quality events, CAPAs, deviations, and manufacturing issues relating to the Seller Products, including the manufacturing process, and Seller has provided accurate and complete copies of all correspondence with or to Seller, in each case, with respect to the foregoing.

3.16        Business Associates.

(a)            Schedule 3.16(a) contains an accurate and complete list of all independent contractors of Seller that provide services to the SimpliDerm Business (collectively, the “Business Associates”), setting forth for each of the Business Associates the following information, as applicable: (i) name; (ii) title or position; (iii) engagement date; (iv) current compensation rate; (v) commission, bonus, or other incentive-based compensation; and (vi) whether such Business Associate is authorized to work as a result of a visa or other similar work authorization and, if so, the type of visa and expiration date of such work authorization.

(b)            Except as set forth on Schedule 3.16(b), the engagement of each Business Associate is terminable at the will of Seller, and Seller is not a party to any independent contractor, non-competition, or non-solicitation Contract with any current or former independent contractor of Seller providing services to, or for the benefit of, the SimpliDerm Business. All compensation, including fees, commissions, and bonuses, due and payable to the Business Associates for services performed have been lawfully paid in full. No Business Associate has given notice terminating such Business Associate’s engagement. No Business Associate is subject to any current disciplinary warnings or procedures or any actual or threatened Proceeding with respect to the SimpliDerm Business.

(c)            All Business Associates are either citizens of the United States or have the requisite authorizations to legally work in the United States. All Business Associates characterized and treated by Seller as independent contractors are properly treated as independent contractors under all applicable Legal Requirements.

(d)            Seller has not received, during the past five years, any written notice alleging that any Business Associate is (and to the Knowledge of Seller, no Business Associate is) subject to any Contract containing covenants that in any way purport to restrict such Business Associate from engaging in any line of business, competing with any Person, or soliciting any potential customer, supplier, distributor, lessor, lessee, licensor, licensee, employee, independent contractor, or any other Person.

(e)            Seller has not received notice of any material employment, contractor, discrimination, harassment, retaliation, wage-hour, or similar claims relating to any individual whose services are or were material to the SimpliDerm Business.

3.17         Product Complaints and Warranty.

(a)            Seller has provided or made available to Buyer copies of the terms and conditions of sale for each of the Seller Products, including all guaranty, warranty, and indemnity provisions, and Seller has not given to any Person any product guaranty or warranty, right of return, or other indemnity other than on terms that do not materially differ from such standard terms and conditions of sale.

(b)            Except as set forth on Schedule 3.17(b), (i) each Seller Product or service rendered by Seller in the SimpliDerm Business has been in conformity in all material respects with all applicable contractual commitments and warranties, (ii) there are no material design, manufacturing, or other defects, latent or otherwise, with respect to any Seller Products, and (iii) each Seller Product contains all warnings required by applicable Legal Requirements and such warnings are in accordance with reasonable industry practice.

(c)            Schedule 3.17(c) sets forth an accurate and complete list of all product complaints, clinical complaints, adverse event reports, medical device reports, and similar matters received or filed by (or on behalf of) Seller with respect to the Seller Products during the past five years, together with a description of the nature and status of each such matter.

3.18         Taxes.

(a)            Seller has duly filed all Tax Returns required to be filed with respect to the SimpliDerm Business or any of the Purchased Assets (which are accurate and complete in all respects) and has timely paid in full, or caused to be paid in full, all Taxes (whether or not shown on any Tax Return) due and payable with respect to the SimpliDerm Business or any of the Purchased Assets. Seller has timely withheld and paid all Taxes, or set aside for timely payment (in each case, with respect to the SimpliDerm Business or any Purchased Asset) required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member, or other Person, and all applicable Forms W-2 and 1099 (and any state equivalent forms) have been properly completed and timely filed with the appropriate Tax Authority. All Persons who have provided services to the SimpliDerm Business and have been classified by Seller as independent contractors for the purposes of Tax withholding Legal Requirements were properly classified, and Seller has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

(b)            A list of all jurisdictions where Seller files Tax Returns or charges and remits sales or use Taxes (that, in each case, relates to the SimpliDerm Business or any Purchased Asset) is set forth on Schedule 3.18(b). All sales, goods and services, and value added Taxes (that, in each case, relates to the SimpliDerm Business or any Purchased Asset) required to be collected and remitted by Seller have been properly collected and timely remitted (or set aside for timely remittance). All sales Tax exemption certificates with respect to the SimpliDerm Business or any of the Purchased Assets have been obtained by Seller and all such certificates have been properly completed and maintained. Seller has not engaged in any activity with respect to the SimpliDerm Business or any Purchased Asset that has created a taxable nexus or permanent establishment in any jurisdiction where Seller does not file Tax Returns, and no claim has been made by any Tax Authority in a jurisdiction where Seller does not file Tax Returns with respect to the SimpliDerm Business or any Purchased Asset that Seller is or could be subject to taxation by such jurisdiction with respect to the SimpliDerm Business or any Purchased Asset. There are no Encumbrances (other than Permitted Encumbrances) on any of the Purchased Assets or otherwise affecting Seller that arose from any failure (or alleged failure) to pay any Tax and, to the Knowledge of Seller, no Tax Authority is in the process of imposing any Encumbrance (other than Permitted Encumbrances) for Taxes on any of the Purchased Assets.

(c)            No examination or audit of any Tax Return of Seller by any Tax Authority is currently in progress or, to the Knowledge of Seller, threatened in writing. No assessment or other Proceeding by any Tax Authority is pending or, to the Knowledge of Seller, threatened in writing with respect to the Taxes, or Tax Returns reflecting the Taxes, of the SimpliDerm Business or any Purchased Asset. All deficiencies asserted, or assessments made, against Seller with respect to the SimpliDerm Business or any Purchased Asset as a result of any examination relating to Taxes by any Tax Authority have been paid in full.

(d)            Seller has complied in all material respects with all applicable unclaimed property, abandoned property, and escheat Laws relating to the SimpliDerm Business and the Purchased Assets.

(e)            Seller is not a party to or bound by any Tax indemnification agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract (other than ordinary course commercial Contracts not primarily related to Taxes), nor does Seller have any Liability or potential Liability to another Person under any such agreement.

(f)            Seller has not waived or extended (or requested or been requested to waive or extend) any statute of limitations or other period for the assessment or collection of any Tax with respect to the SimpliDerm Business or any Purchased Asset that remains in effect. No power of attorney granted by Seller with respect to any Tax with respect to the SimpliDerm Business or any Purchased Asset is currently in force.

(g)            Seller has not requested, and is not the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement, offer in compromise, gain recognition agreement, or similar ruling, agreement or arrangement with any Tax Authority with respect to any Tax with respect to the SimpliDerm Business, or any Purchased Asset.

(h)            Seller has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), in each case, that relates to the SimpliDerm Business or any Purchased Asset.

(i)            Seller has not received any written notice from any Tax Authority asserting nexus, unpaid sales Tax, or similar material Tax liability relating to the SimpliDerm Business. Seller is not party to any voluntary disclosure agreement, amnesty program, or settlement arrangement with respect to Taxes of the SimpliDerm Business or the Purchased Assets.

(j)            The Seller Products are and have always been exempt from sales and use Tax, and Seller is not and has never had any registered sales and use Tax accounts in any jurisdiction applicable to the Seller Products.

3.19         Personal Information. Seller is, and during the past five years has been, in compliance in all material respects with, in each case, with respect to the SimpliDerm Business or any Purchased Asset, (a) all applicable Legal Requirements regarding Personal Information (“Privacy Laws and Standards”) and (b) all of the Seller Contracts and such Seller’s internal and external policies and procedures (collectively, the “Seller Privacy Requirements”) relating to (i) the privacy and protection of Personal Information, including the privacy of users of Seller Sites, and (ii) the access, use, collection, storage, maintenance, disclosure, transfer, and any other processing of any Personal Information accessed, used, collected, stored, maintained, disclosed, transferred, or otherwise processed by or for Seller or by or for any other Persons having authorized access to the records of Seller. Upon the execution and delivery of the Transaction Documents and consummation and performance of the Transactions, Buyer will have the right to access, use, collect, store, maintain, disclose, transfer, and process Personal Information held by Seller as of immediately prior to the Closing on substantially the same terms as Seller as of immediately prior to the Closing. All Seller Sites and all materials distributed or marketed by Seller, in each case, with respect to the SimpliDerm Business or any Purchased Asset, have at all times made all disclosures to users or customers required by Privacy Laws and Standards and the Seller Privacy Requirements, and none of such disclosures made or contained in any of the Seller Sites or in any such materials has been inaccurate, misleading, or deceptive or in violation of any Privacy Laws and Standards or Seller Privacy Requirements. Seller has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personal Information is protected against loss and against unauthorized access, use, collection, storage, maintenance, disclosure, transfer, modification, or other misuse, and there has been no unauthorized access, use, collection, storage, maintenance, disclosure, transfer, modification, or other misuse of such Personal Information. The execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions comply with all Privacy Laws and Standards and Seller Privacy Requirements. No Proceeding is pending or has otherwise been made, asserted, or, to the Knowledge of Seller, threatened against Seller by any Person alleging a violation of such Person’s privacy or personal or confidentiality rights under any Privacy Laws and Standards or Seller Privacy Requirements. Seller has not received any complaint regarding Seller’s use, collection, storage, maintenance, disclosure, transfer, or processing of Personal Information. Seller has disclosed all actual or suspected security incidents, data breaches, ransomware incidents, privacy complaints, OCR investigations, and reportable privacy events related to the SimpliDerm Business.

3.20         Related Persons. Except as set forth on Schedule 3.20, no Related Person (a) is or, at any time on or after January 1, 2022, has been, directly or indirectly, an owner of more than five percent, or an Affiliate, of any Material Customer or Material Supplier, or otherwise involved in any business arrangement or relationship with the SimpliDerm Business or any Material Customer or Material Supplier, other than employment arrangements with Seller entered into in the Ordinary Course, (b) owns, or on or after January 1, 2022 has owned, directly or indirectly, any material Asset or right, tangible or intangible, used by Seller in the SimpliDerm Business, or (c) is engaged, or at any time has engaged, directly or indirectly, in competition with Seller or the SimpliDerm Business.

3.21         Absence of Certain Changes, Events and Conditions. During the period from and including January 1, 2026 through the present, (a) Seller has (i) conducted the SimpliDerm Business solely in the Ordinary Course and (ii) used commercially reasonable efforts to (A) maintain, keep, and preserve Seller’s Assets in good condition and repair, (B) preserve the SimpliDerm Business intact, (C) keep available the services of Seller’s employees and independent contractors, and (D) preserve the goodwill of Seller’s customers, suppliers, distributors, lessors, lessees, licensors, licensees, creditors, employees, and independent contractors, as well as all others having business dealings or relations with Seller, and (b) there has not been any Seller Material Adverse Effect.

3.22         Brokers or Finders. No investment banker, financial advisor, broker, finder, or other intermediary has been retained by or is authorized to act on behalf of Seller that could be entitled to any fee, commission, or other similar payment from Buyer, Seller, or any of their respective Affiliates with respect to the Transactions.

3.23         SEC Filings. Since January 1, 2022, Seller has filed or furnished, as applicable, all reports, schedules, forms, proxy statements, or other documents required to be filed or furnished by Seller with the United States Securities and Exchange Commission (collectively, the “Seller SEC Documents”). As of their respective filing or furnishing dates (or, if amended or superseded by a subsequent filing or furnishing prior to the Execution Date, as of the date of the last such amendment or superseding filing or furnishing), none of the Seller SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, with respect to the SimpliDerm Business. All information and documents relating to the SimpliDerm Business made available to Buyer through the Virtual Data Room are, in all material respects, true, accurate and complete and do not omit any material fact necessary to make such information, taken as a whole, misleading.

3.24         Inspections; Limitation of Buyer’s Warranties. In entering into this Agreement and the other Transaction Documents, Seller relied solely upon its own investigation and analysis and the representations and warranties expressly contained in ARTICLE IV and the other Transaction Documents and no other representations or warranties of Buyer, any of its Affiliates or any other Person, either express or implied, and Seller, on its own behalf and on behalf of its Affiliates and Representatives, acknowledges, represents, warrants and agrees that, other than those representations and warranties expressly set forth in ARTICLE IV (in each case, as qualified by the Disclosure Schedules) and the other Transaction Documents, neither Buyer, nor any of its Affiliates, Representatives nor any other Person makes or has made any representation or warranty on behalf of Buyer, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Seller or any of its Affiliates or Representatives or financing sources (including lenders) prior to the execution of this Agreement (and has relied solely on such express representations and warranties in ARTICLE IV and the other Transaction Documents) or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Buyer or the SimpliDerm Business heretofore or hereafter delivered to or made available to Seller or any of its Affiliates or Representatives or financing sources (including lenders) (and has relied solely on such express representations and warranties in ARTICLE IV and the other Transaction Documents). Without limiting the generality of the foregoing, Seller, on its own behalf and on behalf of its Affiliates and each of its Representatives, acknowledges, represents, warrants and agrees that neither Buyer nor any of its Affiliates or Representatives or any other Person makes or has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of Buyer (including the SimpliDerm Business after the Closing) made available to Seller, including due diligence materials, memorandum or similar materials, or in any presentation of the business of Buyer (including the SimpliDerm Business after the Closing) by management or other Representatives of Buyer, any of its Affiliates or others in connection with the Transactions, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder other than the express representations and warranties in ARTICLE IV and the other Transaction Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Seller and its Representatives and advisors are not and shall not be deemed to be or to include representations or warranties of Buyer (including the SimpliDerm Business after the Closing) or any of its Affiliates other than the express representations and warranties in ARTICLE IV and the other Transaction Documents.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Execution Date as follows:

4.1            Organization and Good Standing. Buyer is a corporation duly incorporated, validly existing, and in good standing under the Legal Requirements of the State of Delaware.

4.2           Authority; No Conflict.

(a)            This Agreement has been duly and validly executed by Buyer, and this Agreement (assuming due authorization, execution, and delivery by Seller) constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability is limited by the Enforceability Exceptions. Upon the delivery and execution by Buyer of each of the Buyer Closing Documents to which Buyer is a party, each of such Buyer Closing Documents (assuming due authorization, execution, and delivery by the other party or parties thereto, if applicable) will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer, as applicable, in accordance with the terms thereof, except as enforceability is limited by the Enforceability Exceptions. Buyer has the right, power, and authority to execute and deliver this Agreement and the Buyer Closing Documents to which Buyer is a party and to perform Buyer’s obligations under this Agreement and the Buyer Closing Documents to which Buyer is a party, and such actions have been duly authorized by all necessary corporate action by Buyer.

(b)            Neither the execution, delivery, or performance of any of the Transaction Documents by Buyer nor the consummation or performance of any of the Transactions by Buyer will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation or breach of any provision of any of the Governance Documents of Buyer, (ii) contravene, conflict with, or result in a violation or breach of any Legal Requirement to which Buyer is subject, except for any such contravention, conflict, violation, or breach, in each case, that would not reasonably be expected to cause a Buyer Material Adverse Effect, or (iii) contravene, conflict with, or result in a violation or breach of, constitute a default under, or give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any material Contract to which Buyer is party to or which Buyer’s Assets are bound, except for any such contravention, conflict, violation, breach, default, remedy, acceleration, cancellation, termination, or modification that would not reasonably be expected to cause a Buyer Material Adverse Effect.

(c)            Buyer is not required to give any notice to, make any Filing with, or obtain any Consent from any Person in connection with the execution, delivery, and performance of any of the Transaction Documents or the consummation and performance of the Transactions, except for any such notice, Filing, or Consent (i) that has already been given, made, or obtained or will be given, made, or obtained as of the Closing, or (ii) where the failure to give such notice, make such Filing, or obtain such Consent, in each case, would not reasonably be expected to cause a Buyer Material Adverse Effect.

4.3            Brokers or Finders. No investment banker, financial advisor, broker, finder, or other intermediary has been retained by or is authorized to act on behalf of Buyer that could be entitled to any fee, commission, or other similar payment from Buyer, Seller, or any of their respective Affiliates with respect to the Transactions.

4.4            Inspections; Limitation of Seller’s Warranties. In entering into this Agreement and the other Transaction Documents, Buyer relied solely upon its own investigation and analysis and the representations and warranties expressly contained in ARTICLE III (in each case, as qualified by the Disclosure Schedules) and the other Transaction Documents and no other representations or warranties of Seller, any of its Affiliates or any other Person, either express or implied, and Buyer, on its own behalf and on behalf of its Affiliates and Representatives, acknowledges, represents, warrants and agrees that, other than those representations and warranties expressly set forth in ARTICLE III (in each case, as qualified by the Disclosure Schedules) and the other Transaction Documents, neither Seller, nor any of its Affiliates, Representatives nor any other Person makes or has made any representation or warranty on behalf of Seller, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Affiliates or Representatives or financing sources (including lenders) prior to the execution of this Agreement (and has relied solely on such express representations and warranties in ARTICLE III (in each case, as qualified by the Disclosure Schedules) and the other Transaction Documents) or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the SimpliDerm Business heretofore or hereafter delivered to or made available to Buyer or any of its Affiliates or Representatives or financing sources (including lenders) (and has relied solely on such express representations and warranties in ARTICLE III (in each case, as qualified by the Disclosure Schedules) and the other Transaction Documents). Without limiting the generality of the foregoing, Buyer, on its own behalf and on behalf of its Affiliates and each of its Representatives, acknowledges, represents, warrants and agrees that neither the Seller nor any of its Affiliates or Representatives or any other Person makes or has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the SimpliDerm Business made available to Buyer, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the SimpliDerm Business by management or other Representatives of the SimpliDerm Business, Seller, any of its Affiliates or others in connection with the Transactions, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder other than the express representations and warranties in ARTICLE III (in each case, as qualified by the Disclosure Schedules) and the other Transaction Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Buyer and its Representatives and advisors are not and shall not be deemed to be or to include representations or warranties of the SimpliDerm Business or Seller or any of its Affiliates other than the express representations and warranties in ARTICLE III (in each case, as qualified by the Disclosure Schedules) and the other Transaction Documents.

ARTICLE V

PRE-CLOSING COVENANTS AND AGREEMENTS

5.1            Access and Investigation. During the Executory Period, Seller shall, if and as reasonably requested by Buyer, (a) provide Buyer and Buyer’s Representatives with reasonable access, during normal business hours, to the SimpliDerm Business, the Purchased Assets, and the Assumed Liabilities, (b) furnish and make available to Buyer and Buyer’s Representatives such financial, operating, and other data and information relating to any of the SimpliDerm Business, the Purchased Assets, or the Assumed Liabilities as Buyer or any of Buyer’s Representatives reasonably request, and (c) cause Seller’s Representatives to cooperate with Buyer and Buyer’s Representatives in Buyer’s investigation of the SimpliDerm Business, the Purchased Assets, and the Assumed Liabilities. During the Executory Period and commencing with the month ended June 30, 2026, Seller shall, within 30 days (or, solely with respect to the month ending June 30, 2026 (and the month ending September 30, 2026 if Closing has not occurred prior to such date), within 45 days) after the end of each month, deliver to Buyer a copy of the unaudited financial statements of the SimpliDerm Business (including the sales register) as of and for the end of such month (collectively, the “Monthly Financial Statements”), and each Monthly Financial Statement shall be prepared in substantially the same manner and form as the Interim Financial Statements. No later than five Business Days after the Execution Date, Seller shall deliver the Monthly Financial Statements for the months ended April 30, 2026 and May 31, 2026. If the Closing Date occurs after the tenth calendar day of any month, then Seller shall also provide the sales register for each full month prior to the Closing to the extent that Seller has not yet provided the Monthly Financial Statements for such month.

5.2           Conduct of the SimpliDerm Business by Seller During Executory Period.

(a)            During the Executory Period, Seller shall (i) conduct the SimpliDerm Business solely in the Ordinary Course, (ii) maintain, keep, and preserve the Assets associated with, related to, used, held for use, or otherwise useful in connection with the SimpliDerm Business in good condition and repair, (iii) use commercially reasonable efforts to (A)  preserve the SimpliDerm Business intact, (B) keep available the services of the Key Personnel and Business Associates, (C) preserve the goodwill of the SimpliDerm Business’s customers, suppliers, distributors, lessors, lessees, licensors, licensees, creditors, and independent contractors, as well as others having business dealings or relations with the SimpliDerm Business and (D) preserve relationships with all Material Customers, Material Suppliers, GPOs, IDNs, and distributors, and (iv) maintain customer relationships, supply arrangements, pricing, commercial policies and operating performance consistent with the business and financial performance of the SimpliDerm Business in Q1 2026. Seller shall use commercially reasonable efforts to maintain the revenue, gross margin and EBITDA of the SimpliDerm Business.

(b)            Without limiting the generality of the foregoing, during the Executory Period, except (i) as otherwise expressly provided in this Agreement, or (ii) as expressly consented to in writing by Buyer (such consent to be given at Buyer’s discretion), Seller shall not (A) release any Person from, or modify or waive any provision of, any non-competition, confidentiality, or non-solicitation related to the SimpliDerm Business, (B) acquire or otherwise obtain or sell or otherwise dispose of any of the Purchased Assets (or, had such Assets been acquired or obtained prior to the Execution Date, would have constituted Purchased Assets), (C) take any action, permit any action to be taken, or omit from taking any action, in each case, that would cause any of the changes, events, or conditions described in Section 3.21 to occur, in each case, with respect to the SimpliDerm Business, or (D) authorize, or enter into any Contract to do, any of the foregoing.

5.3            Exclusivity. During the Executory Period, Seller shall not, and Seller shall cause each of its Affiliates and the respective Representatives of Seller and each of its Affiliates not to, directly or indirectly, (i) initiate, solicit, entertain, discuss, encourage, facilitate, respond to, or accept any inquiries or the making of any proposals or offers (including by providing any non-public information) from any Person (other than Buyer and Buyer’s Representatives acting on behalf of Buyer) concerning (A) any transfer, sale, or license of all or any portion of the Assets associated with, related to, used, held for use, or otherwise useful in connection with the SimpliDerm Business (other than the sale of inventory in the Ordinary Course), or (B) any acquisition, business combination, amalgamation, change of control, merger, or other similar transaction involving the SimpliDerm Business, whether structured as an Asset sale, equity sale, merger, tender offer, or otherwise (collectively, an “Acquisition Proposal”), (ii) have any discussion (other than to provide notice as to the existence of the obligations under this Section 5.3) with or provide any information to any Person (other than Buyer and Buyer’s Representatives acting on behalf of Buyer) relating, directly or indirectly, to any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, whether publicly or to any director, manager, shareholder, member, or owner of Seller, any Acquisition Proposal, or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement, or other similar Contract (whether or not binding) related to any Acquisition Proposal, or propose, whether publicly or to any director, manager, shareholder, member, or owner of Seller, or agree to do any of the foregoing related to any Acquisition Proposal. Seller shall immediately notify Buyer in writing if Seller or any of its Affiliates or any of the respective Representatives of Seller or any of its Affiliates receives any proposals, offers, or requests for information with respect to an Acquisition Proposal, and shall provide Buyer with copies of all written communications with respect to any such proposals, offers, or requests for information.

5.4            Notification of Certain Matters. During the Executory Period, each Party (as applicable, the “Notifying Party”) shall promptly notify the other Party (the “Notified Party”) of (a) any notice or other communication from or with any Governmental Authority in connection with the Transactions, (b) any notice from any Person alleging that the Consent of such Person is or could be required in connection with any of the Transaction Documents or the Transactions, (c) any Proceeding commenced or threatened against the Notifying Party in connection with any of the Transaction Documents or the Transactions, (d) any Order issued or threatened to be issued against the Notifying Party in connection with any of the Transaction Documents or the Transactions, (e) the occurrence of any event or the existence of any fact or circumstance that causes, or would reasonably be expected to cause, any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate at or prior to the Closing, or (f) any failure of the Notifying Party to comply with any of the Notifying Party’s covenants, obligations, or agreements contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, the delivery of any notice by the Notifying Party and the information or knowledge obtained by the Notified Party pursuant to this Section 5.4 will not (i) affect or modify, or be deemed to affect or modify, any representation, warranty, covenant, obligation, or agreement contained in this Agreement, the conditions to the obligations of the Parties to consummate the Closing in Article VII, or otherwise prejudice in any way the rights and remedies of the Notified Party under this Agreement, including pursuant to Article VIII, (ii) affect or modify, or be deemed to affect or modify, the Notified Party’s reliance on the representations, warranties, covenants, obligations, and agreements made by the Notifying Party in this Agreement, or (iii) amend or supplement, or be deemed to amend or supplement, the Schedules or prevent or cure any misrepresentation, breach of warranty, or breach of covenant, obligation, or agreement by the Notifying Party. Notwithstanding the generality of the foregoing, Seller shall promptly notify Buyer of any material development involving any Material Supplier, Material Customer, contract manufacturer, distributor, Governmental Authority or regulatory authority that could reasonably be expected to adversely affect the SimpliDerm Business.

5.5            Notices, Consents, and Filings. As promptly as practicable after the Execution Date (and, in any event, no later than ten Business Days after the Execution Date), Seller shall give all notices and make all Filings and request all Consents and Governmental Authorizations set forth on Schedule 3.2(c) other than Consents required for Shared Contracts. As promptly as practicable after the Execution Date, Seller shall use Seller’s reasonable best efforts to obtain, or cause to be obtained, all Consents and Governmental Authorizations that are or become required in connection with the execution, delivery, and performance of this Agreement or any of the other Transaction Documents to which Seller is a party and the consummation and performance of the Transactions, including all Consents and Governmental Authorizations set forth on Schedule 3.2(c) other than Consents for Shared Contracts. Buyer shall reasonably cooperate with Seller in seeking to obtain such Consents and Governmental Authorizations. To the fullest extent permitted by applicable Legal Requirements, the Parties shall jointly agree upon the form of the notices, Filings, and Consents contemplated by this Section 5.5, and shall promptly provide the other Party with copies of all such notices, Filings, and Consents. Seller shall provide Buyer with periodic updates on the status of each notices, Filings, and Consents contemplated by this Section 5.5.

5.6            Loss Proceeds. Notwithstanding anything in this Agreement to the contrary, if, prior to the Closing, any of the Purchased Assets, or any other Assets associated with, related to, used, held for use, or otherwise useful in connection with the SimpliDerm Business that, but for any such taking, sale, destruction, or condemnation, would have been a Purchased Asset, is taken by eminent domain (or is sold in lieu thereof), is the subject of a pending taking, or is destroyed or condemned, then Seller shall give Buyer prompt written notice of any such event. Seller shall not (a) settle or compromise or agree to any settlement or compromise of any insurance proceeds or condemnation claim or award (“Loss Proceeds”) or (b) use the Loss Proceeds for any purpose (including the restoration or repair of such Assets), in each such case, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Subject to the foregoing sentence, Seller shall reserve all Loss Proceeds in a segregated account and not commingle any Loss Proceeds with other funds and all such Loss Proceeds will be deemed a Purchased Asset and the property of Buyer following the Closing without the payment of any additional consideration therefor.

5.7            Commercially Reasonable Efforts. Subject to the terms of this Agreement and except where a different standard is expressly set forth in this Agreement, each Party shall use such Party’s commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the Transactions and to cause all of the conditions precedent to each other Party’s obligations set forth in Article VII to be satisfied. Seller shall use commercially reasonable efforts to extend the expiration dates of each GPO agreement and IDN agreement relating to any and all Seller Products that are included in the Purchased Assets, each of which is set forth on Schedule 5.7, to a date that is twelve (12) months from the effective date of the applicable renewal or extension of such GPO agreement or IDN agreement. Seller’s obligation to use commercially reasonable efforts shall remain in full force and effect until each GPO agreement and IDN agreement set forth on Schedule 5.7 is either extended (in accordance with this Section 5.7), terminated, or renewed. Seller obtaining such extensions shall not be a condition to Buyer’s obligation to consummate the Transactions.

5.8            Updates to Annexes. During the Executory Period, Seller shall notify Buyer in writing prior to (if practicable) or promptly after (if prior written notice is not practicable) the occurrence of any of the following: (a) any acquisition of any Assets that are to constitute Purchased Assets; (b) any disposition of any Assets that were to constitute Purchased Assets; or (c) any acquisition of Assets that are to constitute Excluded Assets (the foregoing clauses (a) through (c) in no way limit or otherwise modify Seller’s obligations in this Agreement or in any other Transaction Document, including Section 5.2). During the Executory Period, the Parties shall, upon the written request of Buyer, from time to time update (i) Annex B to include those Assets that are to constitute Purchased Assets and that are acquired by Seller prior to the Closing (subject to the other provisions of this Agreement, including Section 5.2) and that Buyer desires to include as Purchased Assets and to remove those Assets that were to constitute Purchased Assets and that are disposed of by Seller prior to the Closing (subject to the other provisions of this Agreement, including Section 5.2) and that Buyer desires to remove as Purchased Assets; and (ii) Annex C to include those Assets that are to constitute Excluded Assets and that are acquired by Seller prior to the Closing (subject to the other provisions of this Agreement, including Section 5.2) and that Buyer desires to include as Excluded Assets.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1            Shared Contracts; Key Personnel.

(a)            Except as otherwise set forth on Schedule 6.1(a), Seller shall use its commercially reasonable efforts to cause the Shared Contracts to be assigned in whole or in part or otherwise replaced with separate contracts that are substantially the same (and, in any event, no worse for Buyer than) the terms of the applicable Shared Contracts so that (i) Buyer shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities, inuring to the SimpliDerm Business or the Seller Products to the same extent received and borne by Seller in accordance with such Shared Contract prior to such assignment or separation; provided that Buyer shall assume Liabilities under such Shared Contracts solely to the extent that such Liabilities would constitute Assumed Liabilities if the portion of the Shared Contract inuring to the SimpliDerm Business and Seller Products had constituted an Assumed Contract that had been transferred to Buyer and (ii) Seller shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Excluded Assets or the Retained Business (other than the SimpliDerm Business) to the same extent received and borne in accordance with such Shared Contract prior to such separation or assignment. In the event any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or separated (which, for the avoidance of doubt, shall include any Contract with any Supplier), then the Parties shall take such other reasonable and legally permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) to cause Buyer to receive the rights and benefits of that portion of each Shared Contract that relates to the SimpliDerm Business or Seller Products, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow assignment to) Buyer pursuant to this Section 6.1(a).

(b)            Seller shall make the individuals listed on Schedule 6.1(b) (the “Key Personnel”) available to Buyer. Seller shall ensure the continued availability of the Key Personnel throughout the Technology Transfer and transition services periods contemplated by this Agreement and the TSA. Seller shall ensure that personnel possessing material knowledge relating to manufacturing, quality, regulatory affairs, product specifications, technology transfer, customer relationships, distributor relationships, GPO agreements, IDN agreements, and commercialization of the Seller Products remain reasonably available to support Buyer during the term of the Technology Transfer, TSA, and any other agreed transition period.

6.2           Proration of Taxes; Bulk Sales.

(a)            In the case of any taxable period beginning before and ending after the Closing Date, the portion of any personal property Tax or other applicable non-income Tax (“Prorated Taxes”) attributable to the Purchased Assets or the SimpliDerm Business shall be prorated between Buyer and Seller on a per diem basis with Seller being responsible for any such Prorated Tax attributable to the period ending at the end of the day of the Closing Date and Buyer responsible for any such Prorated Tax attributable to the period commencing after the Closing Date. Prorated Taxes shall be timely paid, and any Tax Return with respect to any Prorated Tax shall be prepared, by the Party responsible for filing any such Tax Return under applicable Law. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with this Section 6.2(a). Upon payment of any Prorated Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under this Section 6.2(a), together with such supporting evidence (such as a receipt of payment from an applicable Tax Authority or other written confirmation of payment) as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 15 Business Days after the presentation of such statement.

(b)            All Transfer Taxes arising in connection with or resulting from the Transactions shall be paid 100% by Seller, and Seller shall prepare and file all Tax Returns and other documentation relating to Transfer Taxes; provided that Seller shall permit Buyer to review and comment on each such Tax Return or other document prior to filing, and Buyer shall cooperate in the execution of any such Tax Return or other document if necessary pursuant to applicable Legal Requirements.

(c)            The Parties agree to waive all bulk sales, bulk transfer, or similar Legal Requirements. The Parties further agree that any Liability arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Legal Requirement is an Excluded Liability.

6.3            Misdirected Payments. From and after the Closing, if Seller or any of Seller’s Affiliates receives or collects any funds relating to any of the Purchased Assets or any accounts or notes receivable owned by (or otherwise payable to) Buyer, then Seller shall, and shall cause Seller’s Affiliates to, remit such funds to Buyer within five Business Days after receipt of such funds. From and after the Closing, if Buyer or any of Buyer’s Affiliates receives or collects any funds relating to any of the Excluded Assets, then Buyer shall, and shall cause Buyer’s Affiliates to, remit such funds to Seller within five Business Days after receipt of such funds. If Seller does not timely pay Buyer in accordance with the foregoing sentence, then Buyer will have the option, in Buyer’s sole discretion, to recover all such amounts payable to Buyer pursuant to Section 10.11, in addition to all other rights and remedies available to Buyer at law, in equity, or by Legal Requirement.

6.4           Books and Records.

(a)            To facilitate the resolution of any claims made by or against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for the seven-year period immediately following the Closing, Buyer shall (i) retain copies of all material books, records, and documents included within the Purchased Assets that relate to the SimpliDerm Business and its operations for periods prior to the Closing, and (ii) upon reasonable advance written notice, afford Seller’s Representatives with reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours and in a manner that does not unreasonably interfere with the businesses and operations of Buyer and Buyer’s Affiliates, to such books, records, and documents.

(b)            To facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for the seven-year period immediately following the Closing, Seller shall (i) retain copies of all material books, records, and documents not included within the Purchased Assets that relate to the SimpliDerm Business and its operations for periods prior to the Closing, and (ii) upon reasonable advance written notice, afford Buyer’s Representatives with reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours and in a manner that does not unreasonably interfere with the businesses and operations of Seller and Seller’s Affiliates, to such books, records, and documents.

(c)            Notwithstanding anything in this Agreement to the contrary, (i) no Party is obligated to provide any other Party with access to any books, records, or documents pursuant to this Section 6.4, if such access would destroy or waive any legal privilege or be in violation of any applicable Legal Requirement or Contract, and (ii) if the Parties are in an adversarial relationship in any Proceeding, the furnishing of any books, records, or documents pursuant to this Section 6.4 will be subject to applicable rules relating to discovery.

6.5            Public Announcements and Other Communications. Unless required by applicable Legal Requirements, neither Party shall make any public disclosure or permit any of such Party’s Affiliates or Representatives to make any public disclosure (whether or not in response to an inquiry) with respect to the Transaction Documents and the Transactions unless previously approved by the other Party in writing (such approval not to be unreasonably withheld, conditioned, or delayed). Buyer may, in its sole discretion, issue a press release or other public disclosure with respect to the Transaction Documents and the Transactions without the prior consent of Seller; provided, however, Buyer shall provide Seller a reasonable opportunity to review and comment on such press release or other public disclosure in advance of such issuance to the extent practicable.

6.6            Operating Unit Names. From and after the Closing Date, Seller shall not use, and Seller shall not allow any of Seller’s Affiliates to use, “SimpliDerm” or any derivation or variation thereof (collectively, the “Operating Unit Names”). Seller shall cooperate with Buyer in making the Operating Unit Names available to Buyer in each jurisdiction in which Seller conducted the SimpliDerm Business prior to the Closing.

6.7            Non-Assignable Contracts. If any Assumed Contract or other Contract included in the Purchased Assets is not capable of being assigned to Buyer at the Closing without the Consent of any Person that has not been obtained as of the Closing (each, a “Non-Assignable Contract”), then, notwithstanding anything in this Agreement to the contrary, this Agreement and any applicable Transaction Document shall not constitute an assignment of, or an attempted assignment of, such Non-Assignable Contract (and all Liabilities pursuant to such Non-Assignable Contract shall constitute Excluded Liabilities). Following the Closing, Seller shall (a) hold each Non-Assignable Contract in trust for the sole benefit of Buyer, (b) continue to perform all obligations under each Non-Assignable Contract as directed by Buyer, (c) pass through to Buyer all economic benefits received by Seller under each Non-Assignable Contract, and (d) use commercially reasonable efforts to obtain the Consent necessary to assign each Non-Assignable Contract to Buyer as promptly as practicable. Upon receipt of any such Consent, Seller shall promptly assign the applicable Non-Assignable Contract to Buyer at no additional cost.

6.8           Technology Transfer.

(a)            As promptly as practicable after the Closing (and, in any event, no later than the expiration of the TSA in accordance with the terms thereof), Seller shall provide to Buyer, a complete technology transfer package (the “Technology Transfer Package”) sufficient to enable Buyer or its applicable Affiliates or designees to independently manufacture, process, test, release, package, label, store, distribute, and commercialize the Seller Products without further material reliance on Seller or the TSA.

(b)            The Technology Transfer Package shall include:

(i)            [***];

(ii)           [***];

(iii)          [***];

(iv)          [***];

(v)           [***];

(vi)          [***];

(vii)         [***];

(viii)        [***];

(ix)           [***];

(x)            [***];

(xi)           [***]; and

(xii)          [***].

(c)            In addition to delivering the Technology Transfer Package, Seller shall provide on-site and remote training, technical assistance, quality support, regulatory support, and engineering support pursuant to the TSA until Seller has delivered the complete Technology Transfer Package (such services, together with the Technology Transfer Package, are collectively referred to as the “Technology Transfer”). The Technology Transfer shall not be deemed complete until Buyer reasonably confirms that the Technology Transfer Package enables independent manufacture of Seller Products meeting existing specifications and quality standards. Seller represents that all manufacturing know-how, SOPs, validation records, quality records, specifications, testing methods, and other information necessary to manufacture SimpliDerm have been provided to Buyer, and Seller shall indemnify Buyer for any Damages, directly or indirectly, as a result of, in connection with, or related to incomplete or inaccurate transfer documentation in the Technology Transfer Package.

(d)            [***]

6.9            Further Assurances. Following the Closing, the Parties shall reasonably cooperate with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as the other Parties reasonably request, for the purpose of carrying out the intent of this Agreement and the Transactions.

ARTICLE VII
CONDITIONS TO CLOSING

7.1            Conditions to Obligations of the Parties. The obligation of each Party to consummate the Transactions is subject to the satisfaction (or, where legally permissible, waiver by such Party in writing), at or prior to the Closing, of each of the following conditions:

(a)            no Governmental Authority has enacted, issued, promulgated, enforced, or entered any Legal Requirement that is in effect and has the effect of restraining or prohibiting the consummation and performance of the Transactions, otherwise making the Transactions illegal, or causing any of the Transactions to be rescinded following the Closing; and

(b)            no Proceeding is pending or threatened that if adversely decided would have the effect of restraining or prohibiting the consummation and performance of the Transactions, otherwise making the Transactions illegal, or causing any of the Transactions to be rescinded following the Closing.

7.2            Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or, where legally permissible, waiver by Buyer in writing), at or prior to the Closing, of each of the following conditions:

(a)            each of the representations and warranties contained in Article III (other than the Seller Fundamental Representations and the representations and warranties contained in Section 3.3(a)) that does not contain an express materiality qualification (including a Seller Material Adverse Effect qualification) must be true and correct in all material respects as of the Closing with the same effect as though made at and as of the Closing. Each of the representations and warranties contained in Article III (other than the Seller Fundamental Representations and the representations and warranties contained in Section 3.3(a)) that contains an express materiality qualification (including a Seller Material Adverse Effect qualification) must be true and correct in all respects as of the Closing with the same effect as though made at and as of the Closing. Each of the Seller Fundamental Representations and the representations and warranties contained in Section 3.3(a) must be true and correct in all respects as of the Closing with the same effect as though made at and as of the Closing;

(b)            a Seller Material Adverse Effect must not have occurred since the Execution Date;

(c)            Seller must have performed and complied in all material respects with all of the covenants, obligations, and agreements that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing;

(d)            Seller must have delivered, or caused to be delivered, the Seller Closing Documents in accordance with Section 2.4(a);

(e)            no Assumed Contract or Shared Contract shall have been terminated, materially modified, or otherwise has been materially impaired or ceased to be available to Seller;

(f)             [***];

(g)            [***];

(h)            with respect to each Shared Contract or other Assumed Contract that is not assigned at the Closing, Seller shall have delivered the agreed allocation methodology, operating procedures, invoicing process, payment flow, responsibility matrix and all other reasonably necessary information to enable Buyer to operate under such Contract immediately following the Closing;

(i)             Seller shall certify that, as of the Closing, (i) Seller has not received notice of termination under any Assumed Contract or Shared Contract, (ii) to the Knowledge of Seller, no counterparty to any Assumed Contract or Shared Contract has any intention to terminate or materially modify such Assumed Contract or Shared Contract, and (iii) Seller is not in material breach or default under any such Assumed Contract or Shared Contract; and

(j)             [***].

7.3            Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the satisfaction (or, where legally permissible, waiver by Seller in writing), at or prior to the Closing, of each of the following conditions:

(a)            each of the representations and warranties contained in ARTICLE IV (other than the Buyer Fundamental Representations) that does not contain an express materiality qualification (including a Buyer Material Adverse Effect qualification) must be true and correct in all material respects as of the Closing with the same effect as though made at and as of the Closing. Each of the representations and warranties contained in ARTICLE IV (other than the Buyer Fundamental Representations) that contains an express materiality qualification (including a Buyer Material Adverse Effect qualification) must be true and correct in all respects as of the Closing with the same effect as though made at and as of the Closing. Each of the Buyer Fundamental Representations must be true and correct in all respects as of the Closing with the same effect as though made at and as of the Closing;

(b)            Buyer must have performed and complied in all material respects with all of the covenants, obligations, and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing; and

(c)            Buyer must have delivered, or caused to be delivered, the Buyer Closing Documents in accordance with Section 2.4(b).

ARTICLE VIII
INDEMNIFICATION

8.1            Survival. All representations, warranties, covenants, obligations, and agreements in this Agreement, and the right to commence any claim with respect thereto, will survive the Closing and the consummation and performance of the Transactions and continue in full force and effect for the time periods set forth in Section 8.4.

8.2            Indemnification Obligations of Seller. From and after the Closing and subject to the limitations set forth in this Article VIII, Seller shall indemnify Buyer and Buyer’s Affiliates, their respective equity holders, and the Representatives of each of the foregoing (collectively, the “Buyer Indemnified Persons”), and shall save and hold each of them harmless against, and shall pay, compensate, and reimburse each of them for, any Damages that any such Buyer Indemnified Person suffers, sustains, or becomes subject to, directly or indirectly, as a result of, in connection with, or related to:

(a)            any inaccuracy in or breach of any representation or warranty made in Article III or the certificate delivered pursuant to Section 2.4(a)(x);

(b)            any nonfulfillment, nonperformance, or other breach of any covenant, obligation, or agreement of Seller in this Agreement;

(c)            any (i) Excluded Asset, (ii) Excluded Liability, (iii) Transaction Expenses; or (iv) to the extent related to any period prior to the Closing, other Liability (other than an Assumed Liability) imposed under any common law doctrine of de facto merger, by operation of law, or by reason of Buyer’s status as transferee of, or successor to, the SimpliDerm Business or any of the Purchased Assets; or

(d)            any of the matters set forth on Annex G.

8.3            Indemnification Obligations of Buyer. From and after the Closing and subject to the limitations set forth in this Article VIII, Buyer shall indemnify Seller, their respective equity holders, and the Representatives of each of the foregoing (collectively, the “Seller Indemnified Persons”), and shall save and hold each of them harmless against, and shall pay, compensate, and reimburse each of them for, any Damages that any such Seller Indemnified Person suffers, sustains, or becomes subject to, directly or indirectly, as a result of, in connection with, or related to:

(a)            any inaccuracy in or breach of any representation or warranty made in ARTICLE IV or the certificate delivered pursuant to Section 2.4(b)(v);

(b)            any nonfulfillment, nonperformance, or other breach of any covenant, obligation, or agreement of Buyer in this Agreement; or

(c)            any Assumed Liability.

8.4           Time Limitations.

(a)            Subject to Section 8.5(f), Seller will have no Liability under Section 8.2(a) (other than with respect to Seller Special Representations and the Seller Fundamental Representations) unless, on or before the date that is 18 months after the Closing Date, Buyer notifies Seller in writing of a claim with respect thereto specifying the factual basis of such claim in reasonable detail to the extent then known by Buyer. Subject to Section 8.5(f), Seller will have no Liability under Section 8.2(a) (solely with respect to the Seller Special Representations), unless, on or before the date that is three years after the Closing, Buyer notifies Seller in writing of a claim with respect thereto specifying the factual basis of such claim in reasonable detail to the extent then known by Buyer. Subject to Section 8.5(f), Seller will have no Liability under Section 8.2(b), unless, on or before the date that is 60 days after the expiration of the applicable statute of limitations (including extensions or waivers thereof), Buyer notifies Seller in writing of a claim with respect thereto specifying the factual basis of such claim in reasonable detail to the extent then known by Buyer. Subject to Section 8.5(e), any claim with respect to Section 8.2(a) (solely with respect to the Seller Fundamental Representations) will survive until the later of (i) the date that is 60 days after the expiration of the applicable statute of limitations (including extensions or waivers thereof) and (ii) the sixth anniversary of the Closing Date and Buyer is entitled to notify Seller in writing of such a claim at any time prior to such date by specifying the factual basis of such claim in reasonable detail to the extent then known by Buyer. Any claim with respect to Section 8.2(c) or Section 8.2(d) will survive indefinitely and Buyer is entitled to notify Seller in writing of such a claim at any time by specifying the factual basis of such claim in reasonable detail to the extent then known by Buyer.

(b)            Subject to Section 8.5(f), Buyer will have no Liability under Section 8.3(a) (other than with respect to the Buyer Fundamental Representations), unless, on or before the date that is 18 months after the Closing Date, Seller notifies Buyer in writing of a claim with respect thereto specifying the factual basis of such claim in reasonable detail to the extent then known by Seller. Subject to Section 8.5(f), Buyer will have no Liability under Section 8.3(b), unless, on or before the date that is 60 days after the expiration of the applicable statute of limitations (including extensions or waivers thereof), Seller notifies Buyer in writing of a claim with respect thereto specifying the factual basis of such claim in reasonable detail to the extent then known by Seller. Any claim with respect to Section 8.3(a) (solely with respect to the Buyer Fundamental Representations) will survive until the later of (i) the date that is 60 days after the expiration of the applicable statute of limitations (including extensions or waivers thereof) and (ii) the sixth anniversary of the Closing Date and Seller is entitled to notify Buyer in writing of such a claim at any time by specifying the factual basis of such claim in reasonable detail to the extent then known by Seller. Any claim with respect to Section 8.3(c) will survive indefinitely and Seller is entitled to notify Buyer in writing of such a claim at any time by specifying the factual basis of such claim in reasonable detail to the extent then known by Seller.

(c)            Upon the giving of notice as contemplated by Section 8.4(a) or Section 8.4(b), as applicable, the Indemnified Person’s rights with respect to the claim specified in such notice will survive the time at which such claim would otherwise terminate pursuant to this Agreement (regardless of when the Damages in respect of such claim are actually incurred), and such Indemnified Person shall be entitled to commence a Proceeding subsequent to the applicable survival date for the enforcement of such Indemnified Person’s rights under this Article VIII.

8.5           Certain Other Limitations and Guidelines.

(a)            Subject to Section 8.5(f), Seller will have no Liability under Section 8.2(a) (other than with respect to the Seller Fundamental Representations and the Seller Special Representations, to which such limitation does not apply) for any Damages related thereto for which Seller would be liable, but for this sentence, until the aggregate amount of all such Damages equals or exceeds on a cumulative basis a dollar amount equal to 10% of the Purchase Price (the “Deductible Amount”), in which event, subject to the immediately following sentence, Seller will be liable for all such Damages in excess of the Deductible Amount. Subject to Section 8.5(f), Seller will have no Liability under Section 8.2(a) (i) with respect to any representation or warranty made in Article III other than with respect to the Seller Fundamental Representations and the Seller Special Representations (to which such limitation does not apply), for any Damages related thereto for which Seller would be liable, but for this sentence, that exceed a dollar amount equal to 10% of the Purchase Price, (ii) with respect to the Seller Special Representations, for any Damages related thereto for which Seller would be liable, but for this sentence, that exceed a dollar amount equal to 50% of the Purchase Price, and (iii) with respect to the Seller Fundamental Representations, for any Damages related thereto for which Seller would be liable, but for this sentence, that exceed a dollar amount equal to the Purchase Price (the “Overall Cap Amount”).

(b)            Subject to Section 8.5(f), Buyer will have no Liability under Section 8.3(a) (other than with respect to the Buyer Fundamental Representations, to which such limitation does not apply) for any Damages related thereto for which Buyer would be liable, but for this sentence, until the aggregate amount of all such Damages equals or exceeds on a cumulative basis a dollar amount equal to the Deductible Amount, in which event, subject to the immediately following sentence, Buyer will be liable for all such Damages in excess of the Deductible Amount. Subject to Section 8.5(f), Buyer will have no Liability under Section 8.3(a) for any Damages related thereto for which Buyer would be liable, but for this sentence, that exceed a dollar amount equal to the Overall Cap Amount.

(c)            An Indemnifying Person will have no Liability pursuant to Section 8.2 or Section 8.3 for those Damages covered by insurance proceeds that are actually received by the Indemnified Person with respect to such Damages (net of any related costs incurred in connection therewith, including costs of recovery, deductibles, retroactive premiums, and premium increases). Each Indemnified Person shall use commercially reasonable efforts to recover under applicable insurance policies for any such Damages covered by such insurance policies; provided, however, that such Indemnified Person will not be required to make any claim under any such insurance policy prior to making a claim for indemnification under this Agreement.

(d)            The Parties agree that an Indemnified Person’s rights to indemnification or other remedy with respect thereto or otherwise under Section 8.2 or Section 8.3, as applicable, are part of the basis of the bargain contemplated by this Agreement. The representations, warranties, covenants, obligations, and agreements of the Parties, and an Indemnified Person’s right to indemnification or other remedy with respect thereto or otherwise under Section 8.2 or Section 8.3, as applicable, will not be affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Person, such Indemnified Person’s Affiliates, or any of the Representatives of any of the foregoing, or by reason of the fact that such Indemnified Person, such Indemnified Person’s Affiliates, or any such Representatives of any of the foregoing knew or should have known that any such representation, warranty, covenant, obligation, or agreement is, was, or might be inaccurate, breached, or not complied with, and such Indemnified Person will be deemed to have relied upon such representations, warranties, covenants, obligations, and agreements notwithstanding any such investigation, actual or constructive knowledge, or waiver.

(e)            For purposes of calculating the amount of Damages to which a Buyer Indemnified Person is entitled under this Article VIII, the terms “material”, “materially”, “materiality”, “material adverse effect”, and “Seller Material Adverse Effect” and other similar qualifications will be disregarded.

(f)            Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, including Section 8.4 and this Section 8.5, limits (i) the survival of any claim (including any Direct Claim or Third-Party Claim) for Fraud, (ii) the Liability of any Indemnifying Person to any Indemnified Person for Fraud, or (iii) the manner in which any claim (including any Direct Claim or Third-Party Claim) for Fraud is satisfied.

8.6            Procedure for Indemnification – Third-Party Claims. If any Indemnified Person receives notice of the assertion or commencement of any Proceeding made or brought by or on behalf of any Person who is not a Party, an Affiliate of a Party, or a Representative of a Party or an Affiliate of a Party (a “Third-Party Claim”) against such Indemnified Person with respect to which the Indemnifying Person is obligated to provide indemnification under this Agreement, then such Indemnified Person shall give the Indemnifying Person prompt written notice of such Third-Party Claim. The failure to give such prompt written notice will not, however, relieve the Indemnifying Person of the Indemnifying Person’s indemnification obligations, except and only to the extent that the Indemnifying Person is materially prejudiced by reason of such failure. Such notice by the Indemnified Person must describe the Third-Party Claim in reasonable detail and must indicate the estimated amount, if reasonably practicable, of the Damages that have been or could be sustained by the Indemnified Person.

8.7            Procedure for Indemnification – Direct Claims. An Indemnified Person shall assert any claim on account of Damages that do not result from a Third-Party Claim (a “Direct Claim”) by giving the Indemnifying Person prompt written notice thereof. The failure to give such prompt written notice will not, however, relieve the Indemnifying Person of the Indemnifying Person’s indemnification obligations, except and only to the extent that the Indemnifying Person is materially prejudiced by reason of such failure. Such notice by the Indemnified Person must describe the Direct Claim in reasonable detail and indicate the estimated amount, if reasonably practicable, of the Damages that have been or could be sustained by the Indemnified Person. The Indemnifying Person shall have 30 days following receipt of a Direct Claim notice to dispute such Direct Claim. If no written objection is delivered within such 30-day period, the Direct Claim shall be deemed accepted by the Indemnifying Person.

8.8            Payment. After (a) any final Order has been rendered by a Governmental Authority of competent jurisdiction, (b) a settlement has been consummated in accordance with this Article VIII, or (c) the Indemnified Person and the Indemnifying Person have arrived at a mutually binding Contract, in each case, with respect to a Third-Party Claim or a Direct Claim, the Indemnified Person shall forward to the Indemnifying Person notice of any amounts due and owing by the Indemnifying Person in accordance with this Article VIII. To the extent not set-off in accordance with Section 10.11, if any amounts are due and owing by Seller to any Buyer Indemnified Person in accordance with this Article VIII, then, Seller shall pay to the applicable Buyer Indemnified Person, within five Business Days after the occurrence of the earliest event to occur that is described in the first sentence of this Section 8.8, all such amounts by wire transfer of immediately available funds to the account designated by Buyer to Seller in writing. If any amounts are due and owing by Buyer to any Seller Indemnified Person in accordance with this Article VIII, then Buyer shall pay to the applicable Seller Indemnified Person, within five Business Days after the occurrence of the earliest event to occur that is described in the first sentence of this Section 8.8, all such amounts by wire transfer of immediately available funds to the account designated by Seller to Buyer in writing.

8.9            Exclusive Remedies. Subject to Section 2.5(d), Section 2.7(d), ARTICLE IX, Section 10.8 and Section 10.11, the Parties acknowledge and agree that the remedies provided for in this Article VIII are their sole and exclusive remedies with respect to any claims arising out of the matters covered by this Agreement, other than claims based upon, arising out of, with respect to, or by reason of (a) any Fraud or (b) any of the other Transaction Documents. Nothing in this Section 8.9 will (i) interfere with or impede the operation of Section 2.5(d) or Section 2.7(d) with respect to the resolution of the Disputed Matters by the Parties and the Independent Accounting Firm, (ii) limit any Person’s right to seek and obtain any equitable relief to which any Person is entitled pursuant to Section 10.8 or set-off and hold back in accordance with Section 10.11, or (iii) limit any Person’s right to seek any remedy on account of Fraud or under any of the other Transaction Documents.

8.10         Tax Treatment of Indemnification Payments. The Parties shall treat each payment made under this Article VIII as an adjustment to the Purchase Price for U.S. federal (and applicable state and local) income Tax purposes, unless otherwise required pursuant to a final “determination” (within the meaning of Section 1313 of the Code) by a Tax Authority with respect to any such payment causes such payment not to be treated as an adjustment to the Purchase Price for U.S. federal (and applicable state and local) income Tax purposes.

ARTICLE IX

TERMINATION

9.1            Termination Events. Subject to Section 9.2, the Parties, by written notice given prior to the Closing, are entitled to terminate this Agreement during the Executory Period as follows:

(a)            by mutual written agreement of the Parties;

(b)            by Buyer or Seller if any Governmental Authority has enacted, issued, promulgated, enforced, or entered any Legal Requirement that is in effect (and, with respect to any Order, such Order is final and non-appealable) and has the effect of restraining or prohibiting the consummation and performance of the Transactions, otherwise making the Transactions illegal, or causing any of the Transactions to be rescinded following the Closing;

(c)            by Buyer if any of the representations or warranties contained in Article III is inaccurate or Seller has breached any of Seller’s representations, warranties, covenants, obligations, or agreements set forth in this Agreement, in each case, such that the conditions set forth in Section 7.2 could not be satisfied by the Outside Date and such inaccuracy or breach has not been waived in writing by Buyer or such breach has not been cured by Seller within 30 days after Seller’s receipt of written notice thereof from Buyer, except that the right to terminate this Agreement under this Section 9.1(c) will not be available to Buyer if Buyer is then in material breach of this Agreement and such material breach primarily contributed to the occurrence of the event that gave rise to the termination right under this Section 9.1(c);

(d)            by Seller if any of the representations or warranties contained in ARTICLE IV is inaccurate or Buyer has breached any of Buyer’s representations, warranties, covenants, obligations, or agreements set forth in this Agreement, in each case, such that the conditions set forth in Section 7.3 could not be satisfied by the Outside Date and such inaccuracy or breach has not been waived in writing by Seller or such breach has not been cured by Buyer within 30 days after Buyer’s receipt of written notice thereof from Seller, except that the right to terminate this Agreement under this Section 9.1(d) will not be available to Seller if Seller is then in material breach of this Agreement and such material breach primarily contributed to the occurrence of the event that gave rise to the termination right under this Section 9.1(d); or

(e)            by Buyer or Seller if the Closing has not occurred on or before January 16, 2027 (the “Outside Date”) or such later date as the Parties mutually agreed upon in writing, except that the right to terminate this Agreement under this Section 9.1(e) will not be available to (i) Buyer if Buyer is then in material breach of this Agreement and such material breach primarily contributed to the occurrence of the event that gave rise to the termination right under this Section 9.1(e), or (ii) Seller if Seller is then in material breach of this Agreement and such material breach primarily contributed to the occurrence of the event that gave rise to the termination right under this Section 9.1(e).

9.2            Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement will forthwith become void and have no effect, without any Liability on the part of either Party, such Party’s Affiliates, or any of the respective Representatives of any of the foregoing, except (i) with respect to any Liability of a Party for intentional misrepresentation, Fraud, or willful or intentional breach of any representation, warranty, covenant, obligation, or agreement of such Party under this Agreement occurring prior to such termination, and (ii) that the first two sentences of Section 6.5, this Section 9.2, and Article X will survive such termination.

ARTICLE X
GENERAL PROVISIONS

10.1         Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear such Party’s respective expenses (including, with respect to Seller, all Transaction Expenses) incurred in connection with the preparation and execution of the Transaction Documents, and consummation and performance of the Transactions, including all fees and expenses of such Party’s Representatives.

10.2         Successors and Assigns; No Third Party Beneficiaries. Subject to the terms of this Section 10.2, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Seller is not permitted to assign any of Seller’s rights or delegate any of Seller’s obligations under this Agreement without the prior written consent of Buyer. Buyer is not permitted to assign any of Buyer’s rights or delegate any of Buyer’s obligations under this Agreement without the prior written consent of Seller, except that Buyer is permitted to assign any of Buyer’s rights and delegate any of Buyer’s obligations under this Agreement, without the prior written consent of Seller, (a) to any Affiliate of Buyer, (b) in connection with the sale of at least a majority of the ownership interests in or all or substantially all of the Assets of, or any business combination transaction or merger involving, Buyer or any of Buyer’s Affiliates, and (c) as collateral to any financial institution providing financing to Buyer or any of Buyer’s Affiliates. No assignment or delegation will relieve either of the Parties of any of such Party’s obligations under this Agreement. Any purported assignment or delegation in violation or breach of this Section 10.2 will be void ab initio. Nothing in this Agreement will be construed to give any Person other than the Parties any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.2 and except as contemplated by Article VIII.

10.3         Notices. All notices, Consents, and other communications between the Parties under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail during regular business hours, or if not during regular business hours, the next Business Day; provided, that no “error” message or other similar electronic notification of non-delivery (excluding any “out of office” or similar automatically generated message) is promptly received by the Party sending such electronic mail, (c) received or refused by the addressee, if sent by certified mail, return receipt requested, or (d) received or refused by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses set forth below (or to such other addresses as a Party designates by notice to the other Party in accordance with this Section 10.3):

If to Buyer:

Cellution Biologics Inc.

4000 Northfield Way, Suite 400

Roswell, GA 30076

Attention: Mayur Abhaya; Mukesh Kumar

Electronic Mail: [***]

with a copy to (which does not constitute notice to Buyer):

Maynard Nexsen PC

1275 Peachtree Street NE

Suite 550

Atlanta, Georgia 30309

Attention: Brian Howaniec; Baoyi Cai

Electronic Mail: [***]

If to Seller:

Elutia Inc.

20 Firstfield Road

Gaithersburg, Maryland 20878

Attention: Matthew Ferguson

Electronic Mail: [***]

with a copy to (which does not constitute notice to Seller):

Kilpatrick Townsend & Stockton LLP

1100 Peachtree Street, N.E., Suite 2800

Atlanta, Georgia 30309

Attention: Mick Cochran

Electronic Mail: [***]

10.4         Entire Agreement; Modification. This Agreement and the other Transaction Documents constitute the final, complete, entire, and exclusive agreement among the Parties and supersede all prior agreements and understandings (including the Letter of Intent and the Confidentiality Agreement), whether written or oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything in the Confidentiality Agreement or the Letter of Intent to the contrary, Seller agrees that, immediately and automatically upon the Closing, neither Buyer nor any of Buyer’s Affiliates, or any of their respective Representatives, will have any further obligations to Seller or any of Seller’s Affiliates, or any of their respective Representatives, under, or be subject to the restrictions in, the Confidentiality Agreement or the Letter of Intent. Any amendment of this Agreement must be pursuant to a written agreement signed by the Parties. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

10.5         Waiver. No waiver of any provisions of this Agreement by either Party will be effective unless explicitly set out in writing by such Party granting such waiver. Neither the failure nor any delay by either of the Parties in exercising any right under this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provisions of this Agreement, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver of any condition based on the accuracy of any representation or warranty, or based on the performance of or compliance with any covenant or obligation, will affect the right to indemnification, reimbursement, or other remedy based on such representation, warranty, covenant, obligation, or agreement.

10.6         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will be, as to that jurisdiction, ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in a mutually acceptable manner so that the Transactions be consummated as originally contemplated to the greatest extent possible.

10.7         Governing Law; Waiver of Jury Trial.

(a)            This Agreement, as well as all matters in dispute between the Parties, whether arising from or relating to this Agreement or arising from or relating to alleged extra-contractual facts prior to, during, or subsequent to this Agreement, including Fraud, misrepresentation, negligence, or any other alleged tort or violation of this Agreement, regardless of the legal theory upon which such matter is asserted, will be governed by, construed under, and enforced in accordance with the Legal Requirements of the State of Delaware (explicitly including the Delaware statute of limitations) without regard to any choice of laws or conflicts of laws provisions, rules, or principles that would require the application of any other Legal Requirements.

(b)            THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. EITHER PARTY IS PERMITTED TO FILE A COPY OF THIS SECTION 10.7(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS IS INSTEAD TO BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.8         Enforcement of Agreement; Remedies. The Parties agree that each Party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms and that any breach of this Agreement by either Party could not be adequately compensated by monetary damages. Accordingly, each Party agrees that, in addition to any other right or remedy to which a Party is entitled, at law or in equity, each Party is entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking or proving Damages. The rights and remedies of the Parties are cumulative and not alternative. Seller acknowledges that failure to provide the Technology Transfer Package, technology transfer services, manufacturing know-how, regulatory support, or Shared Contract transition assistance would cause irreparable harm to Buyer and shall be subject to specific performance and injunctive relief.

10.9         Counterparts; Execution of Agreement. The Parties are permitted to execute this Agreement in one or more counterparts, each of such counterparts is deemed to be an original copy of this Agreement and all of which, when taken together, are deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic mail or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com and www.simplyagree.com) constitutes effective execution and delivery of this Agreement as to the Parties. Signatures of the Parties transmitted by electronic mail or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com and www.simplyagree.com) are deemed to be their original signatures for all purposes.

10.10       Rules of Construction.

(a)            Except as otherwise explicitly specified in this Agreement to the contrary, (i) references to an Article, Section, Annex, or Schedule mean an Article or Section of, or Annex, or Schedule to, this Agreement, unless another agreement is specified, (ii) the word “including” will be construed as “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it, (iii) the words “to the extent” mean the degree to which and not simply “if”, (iv) the words “herein”, “hereof”, “hereby”, “hereto”, and “hereunder” refer to this Agreement as a whole, (v) words in the singular or plural form include the plural and singular form, respectively, (vi) pronouns are deemed to refer to the masculine, feminine, or neuter, as the identity of the Person or Persons requires, (vii) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, contract rights, and real and personal property, (viii) references to a particular Person include such Person’s successors and permitted assigns, (ix) references to a particular statute, rule, or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules, or regulations, in each case as amended or otherwise modified from time to time, (x) references to a particular Contract, document, instrument, or certificate mean such Contract, document, instrument, or certificate as amended, supplemented, or otherwise modified from time to time if permitted by the provisions thereof, (xi) references to “dollars” or “$” are references to United States Dollars, (xii) an accounting term not otherwise defined in this Agreement has the meaning ascribed to such term in accordance with GAAP, (xiii) references to “written” or “in writing” include electronic form, and (xiv) any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days.

(b)            The headings of Articles, Sections, Annexes, and Schedules are provided for convenience only and will not affect the construction or interpretation of this Agreement. The Annexes and the Schedules are incorporated into this Agreement to the same extent as though fully set forth in this Agreement.

(c)            Each Schedule qualifies only the particular provision of this Agreement that makes explicit reference to such Schedule and no disclosure on any one Schedule will be deemed to be disclosed on any other Schedule, except to the extent that it is readily apparent on the face of a particular Schedule that information disclosed in such Schedule is applicable to another Schedule, in which case such other Schedule will be deemed to incorporate by reference such information disclosed on the first referenced Schedule.

(d)            Whenever this Agreement indicates that Seller has “provided” (or any other word or phrase of similar meaning) any information or document to Buyer, such statement is deemed to be a statement that Seller has posted, or caused to be posted, such information or document to the Virtual Data Room (i) prior to the second Business Day immediately prior to the Closing Date or (ii) during the two Business Day period immediately prior to the Closing Date (but in any event, prior to the Closing Date) in response to Buyer identifying or requesting such information or document during such period, and, in each case with respect to clauses (i) and (ii), such information or document was not subsequently removed from the Virtual Data Room prior to the Closing.

(e)            If any period for giving notice or taking action under this Agreement expires on a day that is not a Business Day, then the time period will be automatically extended to the Business Day immediately following such day. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.

(f)            The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Prior drafts of this Agreement or the fact that any provisions have been added, deleted, or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties.

10.11      Set Off. Notwithstanding anything in this Agreement to the contrary, Buyer is entitled to (a) set off any amount payable by Seller to Buyer under this Agreement (including Section 2.5, Section 2.6, Section 2.7, Section 6.2, Section 6.3, and Article VIII) or (b) hold back pending resolution of the related claim the amount of any unresolved claim for Damages payable by Seller to Buyer under Article VIII, in each case with respect to the foregoing clauses (a) and (b), against any amount payable by Buyer to Seller under this Agreement (including Section 2.5, Section 2.6, Section 2.7, Section 6.2, Section 6.3, and Article VIII), and all amounts set off or held back in accordance with this Section 10.11 will be deemed paid to Seller and no set off or hold back effectuated in accordance with this Section 10.11 will constitute or be deemed to constitute a breach of any of Buyer’s obligations under this Agreement.

[Signature Page Follows]

As of the Execution Date, each of the Parties, intending to be legally bound, has caused an authorized Representative of such Party to duly execute and deliver this Agreement on behalf of such Party.

BUYER:

Cellution Biologics Inc.

By:	/s/ Mayur Abhaya
Name:	Mayur Abhaya
Title:	Director and President

SELLER:

Elutia Inc.

By:	/s/ C. Randal Mills
Name:	C. Randal Mills, Ph.D.
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Annex A

Defined Terms

The following definitions will apply in connection with the interpretation of this Agreement:

“Accounts Receivable” means all trade and other accounts receivable and other indebtedness owing to Seller with respect to the SimpliDerm Business.

“Acquired Inventory” is defined in Annex B.

“Acquisition Proposal” is defined in Section 5.3.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by Contract or otherwise, or (c) being a director, manager, officer, executor, trustee, or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Allocation Schedule” is defined in Section 2.2(c).

“Asset” means any asset or property of any kind, nature, character, or description whatsoever (whether known or unknown, whether real or personal or mixed, and whether tangible or intangible) and wherever situated, including the goodwill related thereto.

“Assumed Contracts” is defined in Section 2.1(c).

“Assumed Liabilities” is defined in Section 2.1(c).

“Base Price” means $8,000,000.

“Benefit Plans” means, collectively, all benefits received by any current or former employee or independent contractor of Seller employed or engaged, respectively, for the purposes of providing services to, or for the benefit of, the SimpliDerm Business (or any of their respective beneficiaries), as well as a list of all employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not subject to ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, deferred compensation, and other similar fringe or employee benefit plans, programs, or Contracts (i) sponsored, maintained, contributed to, or required to be contributed to, or entered into by Seller or any ERISA Affiliate for the benefit of, or relating to, any current or former director, officer, employee, or independent contractor of Seller or any ERISA Affiliate (or any of their respective beneficiaries), or (ii) under which Seller or any ERISA Affiliate has or could have any present or future Liability, in each case, with respect to the SimpliDerm Business.

“Bill of Sale” is defined in Section 2.4(a)(i).

Annex A-1

“Business Associates” is defined in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Atlanta, Georgia are authorized or required by applicable Legal Requirements to be closed for business.

“Buyer” is defined in the introductory paragraph of this Agreement.

“Buyer Closing Documents” is defined in Section 2.4(b).

“Buyer Fundamental Representations” means those representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2(b)(i) (Authority; No Conflict), and Section 4.3 (Brokers or Finders).

“Buyer Indemnified Persons” is defined in Section 8.2.

“Buyer Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the ability of Buyer to consummate the Transactions on a timely basis.

“Closing” is defined in Section 2.3.

“Closing Date” means the day on which the Closing takes place.

“Closing Inventory Statement” is defined in Section 2.5(b).

“Closing Inventory Value” is defined in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Mutual Confidentiality and Evaluation Agreement, dated as of April 11, 2026, by and between Buyer and Seller.

“Consent” means any consent, approval, authorization, permission, waiver, clearance, exemption, expiration of any notification requirements, or similar affirmation by any Person pursuant to any Contract, Governmental Authorization, Legal Requirement, or otherwise.

“Contract” means any contract, agreement, instrument, obligation, covenant, commitment, arrangement, undertaking, understanding, lease, license, plan, mortgage, indenture, note, loan, bond, debenture, guarantee, insurance policy, concession, franchise, purchase or sales order, bid, or other contractual obligation, whether written or oral and whether express or implied, together with all amendments, supplements, and other modifications thereto.

“Copyrights” means copyrightable works (including advertising and promotional materials, Software, compilations of data, and website content), and any copyrights therefor (whether registered or unregistered), and including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof, and applications for registration therefor.

“Damage” means any damage, loss, Liability, Tax, judgment, award, assessment, settlement, disbursement, deficiency, fine, penalty, cost, or expense of any nature whatsoever (including any reasonable costs of investigation and any defense and reasonable attorneys’, consultants’ and experts’ fees and expenses, in each case, incurred in connection with any Direct Claim or Third-Party Claim); provided, however, that Damage shall not include punitive damages (unless actually awarded to a third party).

Annex A-2

“Deductible Amount” is defined in Section 8.5(a).

“Direct Claim” is defined in Section 8.7.

“Disclosure Schedules” is defined in ARTICLE III.

“Disputed Inventory Items” is defined in Section 2.5(d).

“Disputed Matters” means the specific matters in dispute with respect to the Closing Inventory Statement or an Earnout Payment Calculation that are set forth in an Objection Notice.

“Distributor Agreements” is defined in Section 3.7.

“Earnout Objection Period” is defined in Section 2.7(c).

“Earnout Payment” is defined in Section 2.7(a).

“Earnout Payment Calculation” is defined in Section 2.7(c).

“Earnout Period” is defined in Section 2.7(a).

“Earnout Target” is defined in Section 2.7(a)(iii).

“Effect” means any event, occurrence, fact, circumstance, condition, development, change, or effect.

“Effective Time” is defined in Section 2.3.

“Encumbrance” means any lien (statutory or otherwise), security interest, Preferential Right, charge, claim, pledge, mortgage, deed of trust, lease, license, easement, encroachment, claim of ownership or right to possession (in whole or in part), restriction of any kind or nature, or any other encumbrance of any kind or nature whatsoever, together with all documents and instruments evidencing or securing such matter.

“Enforceability Exceptions” means bankruptcy laws, other similar laws affecting creditors’ rights, and general principles of equity affecting the availability of specific performance and other equitable remedies.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that is considered a single employer with Seller under Section 414 of the Code.

“Estimated Closing Cash Consideration” means a dollar amount equal to (a) the Base Price, minus (b) the Estimated Inventory Shortfall (if any).

“Estimated Inventory Shortfall” means the amount by which the Target Inventory Value exceeds the Estimated Inventory Value.

Annex A-3

“Estimated Inventory Statement” is defined in Section 2.5(a).

“Estimated Inventory Value” is defined in Section 2.5(a).

“Excluded Assets” is defined in Section 2.1(b).

“Excluded Liabilities” is defined in Section 2.1(d).

“Execution Date” is defined in the introductory paragraph of this Agreement.

“Executory Period” means the period commencing on (and including) the Execution Date and continuing until the Closing (or, if earlier, the termination of this Agreement in accordance with Article IX).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended.

“Filing” means any report, registration, document, filing, declaration, statement, application, or submission.

“Financial Statements” means the Fiscal Year Financial Statements and the Interim Financial Statements.

“Fiscal Year Financial Statements” is defined in Section 3.3(a).

“Fraud” means common law fraud under the Legal Requirements of the State of Delaware.

“GAAP” means United States generally accepted accounting principles in effect as of the date in question.

“Governance Documents” means, with respect to any Person, (a) the charter, articles or certificate of incorporation, organization, or formation, or such other constitutive documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization, or formation of such Person, that establish the legal existence of such Person, and (b) the bylaws, stockholders agreement, operating agreement, limited liability company agreement, limited partnership agreement, partnership agreement, or such other governance documents of such Person.

“Governmental Authority” means any U.S. federal, state, local, municipal, foreign, or other court, legislature, executive, or regulatory authority (including any self-regulatory or non-governmental regulatory authority), agency, or commission, or other governmental or quasi-governmental entity, authority, organization, or instrumentality, or any department, agency, subdivision, board, directorate, court, tribunal, or other instrumentality of any of the foregoing, or any arbitrator, as well as any third Person certifying organization, agency, or body.

“Governmental Authorization” means any license, permit, franchise, approval, authorization, registration, certification, qualification, membership, variance, immunity, closure, Consent, or other similar right required by any applicable Legal Requirement to be obtained from a Governmental Authority.

“Guaranteed Month” is defined in Section 2.6(b)(i).

“Guaranteed Period” is defined in Section 2.6(b)(ii).

Annex A-4

“Indemnified Person” means any Buyer Indemnified Person or Seller Indemnified Person, as applicable.

“Indemnifying Person” means the Party against whom an indemnification claim is made pursuant to Article VIII.

“Independent Accounting Firm” means such nationally or regionally recognized independent accounting firm mutually acceptable to the Parties.

“Information Systems” means all computer hardware, firmware and Software, data storage systems (including servers), computer and communications networks (other than the internet), and equipment, interfaces, applications, platforms, firewalls, and other apparatus that are owned by or leased to Seller and used to create, manipulate, store, transmit, exchange, or receive information in any electronic form.

“Insurance Policies” is defined in Section 3.9.

“Intellectual Property Rights” means intellectual property and/or other proprietary rights, including (a) Marks, (b) Net Names, (c) Patents, (d) Copyrights, (e) know-how, trade secrets, technical, marketing, or pricing information, plans, notes, reports, drawings, photographs, works, devices, computer hardware, makes, models, works-in-progress, research and development, formulas, algorithms, processes, data, designs, layouts, customer and supplier lists, financial information, inventions, and creations, (f) Software (whether in general release or under development), and (g) all rights to prosecute and perfect any of the foregoing through administrative prosecution, registration, recordation, or other Proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse, or misappropriation, anywhere in the world.

“Interim Financial Statements” is defined in Section 3.3(a).

“Inventory Count” is defined in Section 2.5(a).

“Inventory Dispute Notice” is defined in Section 2.5(d).

“Inventory Dispute Period” is defined in Section 2.5(d).

“Inventory Value” means, as of any particular time, the value of the Acquired Inventory as determined in accordance with GAAP applied on a consistent basis with the determinations in the Financial Statements (to the extent such determinations are consistent with GAAP).

“IP Assignment Agreement” is defined in Section 2.4(a)(ii).

“IRS” means the United States Internal Revenue Service.

“Key Personnel” is defined in Section 6.1(b).

“Knowledge of Seller” means any matters known by, or that would be known following reasonable diligence and inquiry by, Sonali Fonseca, PhD, Matt Ferguson, C. Randal Mills, PhD, Pete Ligotti, or Jeff Hamet.

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law (including common law), statute, code, ordinance, regulation, rule, regulatory or administrative ruling, directive, Order, constitution, treaty, or other restriction, requirement, or rule of law of any Governmental Authority.

Annex A-5

“Letter of Intent” means that certain Non-Binding Term Sheet for Proposed Acquisition of the SimpliDerm Product Family, dated as of May 15, 2026, by and between Buyer and Seller.

“Liability” means any liability, obligation, or commitment of any kind, nature, character, or description whatsoever (whether primary or secondary, whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated, whether due or to become due, and whether secured or unsecured).

“Loss Proceeds” is defined in Section 5.6.

“Marks” means, registered and unregistered, trademarks, logos, logotypes, corporate names, trade names, trade dress, and service marks, including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof, and applications for registration therefor.

“Material Customers” is defined in Section 3.6(a).

“Material Suppliers” is defined in Section 3.6(b).

“Milestone Payment Reduction” is defined in Section 2.6(c).

“Milestone Payment Reduction Calculation” is defined in Section 2.6(f).

“Milestone Payment Reduction Objection Period” is defined in Section 2.6(f).

“Monthly Financial Statements” is defined in Section 5.1.

“Negotiation Period” is defined in Section 2.5(d).

“Net Names” means internet web sites and internet domain names, including all related internet protocol addresses, and including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof, and applications for registration therefor.

“Non-Assignable Contract” is defined in Section 6.7.

“Notified Party” is defined in Section 5.4.

“Notifying Party” is defined in Section 5.4.

“Objection Notice” means a written notice of any good faith objection to the Closing Inventory Statement or an Earnout Payment Calculation, as the case may be, specifying in reasonable detail the nature and basis of such objection, as well as the specific Disputed Matters and the amount of any proposed adjustments.

“Operating Unit Names” is defined in Section 6.6.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, assessment, charge, writ, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

Annex A-6

“Ordinary Course” means the ordinary course of business of Seller consistent with past customs and practices (including with respect to quantity and frequency) of Seller, but in no event including any (a) breach of Contract or warranty, (b) infringement, (c) professional error or omission, (d) act or event creating a severance obligation, wrongful discharge claim, or similar Liability, (e) tort, or (f) violation of Legal Requirement.

“Outside Date” is defined in Section 9.1(e).

“Overall Cap Amount” is defined in Section 8.5(a).

“Parties” means Buyer and Seller.

“Patents” means inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements to inventions, patents, patent applications, and work product therefor, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any such patent or patent application, and including common law and statutory rights therein and therefor, and further including goodwill relating thereto, registrations and renewals thereof, and applications for registration therefor.

“Permitted Encumbrance” means any (a) mechanic’s, materialman’s, or similar lien arising and incurred in the Ordinary Course (i) that does not result from a breach, default, or violation by the owner of the Asset subject to any such lien, (ii) that is not, individually or in the aggregate, material to the business, operations, and financial condition of the owner of the Asset subject to any such lien, and (iii) for which the underlying obligations are not past due or payable, or (b) lien for Taxes not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been recorded in accordance with GAAP.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation, unincorporated association, joint stock company, joint venture, trust, business trust, or other entity, or any Governmental Authority.

“Personal Information” means any data or information that alone or in combination with other information can be used to specifically identify an individual, including any information defined as personally identifiable information or a similar term under any Privacy Laws and Standards.

“PMA” means a premarket approval as contemplated under Title 21 of the FDCA.

“Post-Closing Adjustment Amount” is defined in Section 2.5(c).

“Preferential Right” means any purchase option, call right, right of first refusal, right of first offer, co-sale right, participation right, preemptive right, subscription right, put right, or other similar right.

“Privacy Laws and Standards” is defined in Section 3.19.

“Proceeding” means any claim, counterclaim, charge, complaint, allegation, notice of violation, notice, demand, action, cause of action, enforcement action, lawsuit, litigation, proceeding, hearing, arbitration, mediation, citation, indictment, summons, subpoena, audit, investigation, or inquiry of any nature (in each case, whether civil, criminal, administrative, regulatory, investigative, or informal, and whether at law or in equity) (including with respect to labeling or marketing) commenced, conducted, heard, or pending by or before any Governmental Authority or mediator.

Annex A-7

“Profitability Shortfall” is defined in Section 2.6(b)(iv).

“Profitability Target” is defined in Section 2.6(b)(v).

“Prorated Taxes” is defined in Section 6.2(a).

“Purchase Price” is defined in Section 2.2(a).

“Purchase Price Bank Account” means that certain bank account in the United States to be designated by Seller in a written notice to Buyer prior to the Closing.

“Purchased Assets” is defined in Section 2.1(a).

“Related Person” means (a) any Affiliate, stockholder, director, or officer of Seller and (b) any Affiliate or member of the immediate family (including any spouse, child, parent, or sibling) of any of the foregoing.

“Released Inventory” means, any Unusable Acquired Inventory pursuant to clause (c) of the definition of “Unusable Acquired Inventory” that is released or re-released after the Closing by any Supplier and becomes commercially saleable.

“Representative” means, with respect to any Person, any director, manager, officer, employee, independent contractor, consultant, legal counsel, accountant, financial advisor, or other agent or representative of such Person.

“Restrictive Covenant Agreement” is defined in Section 2.4(a)(iv).

“Retained Business” means any and all businesses of the Seller and its Affiliates other than the SimpliDerm Business.

“Retained IP” is defined in Annex C.

“Sales Shortfall” is defined in Section 2.6(b)(iii).

“Seller” is defined in the introductory paragraph of this Agreement.

“Seller Closing Documents” is defined in Section 2.4(a).

“Seller Contract” means any Contract relating to the SimpliDerm Business or any Purchased Asset to which Seller is a party or by which Seller is otherwise bound in connection with the SimpliDerm Business, any Purchased Asset, or any Assumed Liability.

“Seller Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2(b)(i) (Authority; No Conflict), the first sentence of Section 3.4 (Assets), Section 3.18 (Taxes), Section 3.20 (Related Persons), and Section 3.22 (Brokers or Finders).

“Seller Governmental Authorizations” is defined in Section 3.12.

“Seller Indemnified Persons” is defined in Section 8.3.

Annex A-8

“Seller IP Rights” means all of the Intellectual Property Rights owned or purported to be owned by Seller, in each case, related to the SimpliDerm Business or any Purchased Asset.

“Seller Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the businesses, results of operations, earnings, condition (financial or otherwise), Assets, or Liabilities of the Seller, taken as a whole, or (b) the ability of Seller to timely perform its obligations under the Transaction Documents or to consummate and perform the Transactions on a timely basis; provided, however, that, for the purposes of clause (a) in determining whether a Seller Material Adverse Effect has occurred, no Effect will be considered to the extent directly resulting from (i) changes generally affecting the economy, financial, or securities markets, including political conditions, any disruption thereof, any decline in the price of any security or any market index or any change in prevailing interest rates, or the price of commodities or raw materials used in or related to the Purchased Assets and general changes in the tariffs, duties, or other trade restrictions generally affecting the medical supply product industry, (ii) general conditions in the industry in which Seller operates, (iii) any earthquakes, hurricanes, floods or other natural disasters, epidemics, pandemics, disease outbreaks (including the coronavirus (COVID-19) disease or the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) pandemic) or public health emergencies, acts of God or force majeure events, or any escalation or worsening of any of the foregoing, whether or not occurring or commenced before or after the date of this Agreement and any mandate or guidance of any Governmental Authority or any actions taken by Seller related to any of the foregoing, (iv) the failure of Seller to meet internal or published projections, forecasts, or revenue or earning predictions for any period (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (v) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; or (vi) any changes in applicable Legal Requirements or GAAP or the enforcement, implementation, or interpretation thereof, in each case, after the Closing Date; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (i), (ii), (iii), (v), or (vi) shall only constitute, or will be taken into account in determining the occurrence of, a Seller Material Adverse Effect to the extent such change or event has a disproportionate impact on Seller as compared to other companies that operate in the industries in which Seller operates.

“Seller Privacy Requirements” is defined in Section 3.19.

“Seller Products” means the SimpliDerm® family of products offered for sale by Seller as of the Closing.

“Seller SEC Documents” is defined in Section 3.23.

“Seller Sites” means internet websites owned, maintained, or operated by Seller, in each case, related to the SimpliDerm Business or any Purchased Asset.

“Seller Special Representations” means those representations set forth in Section 3.5 (Intellectual Property; Information Systems); Section 3.7 (Distributor Agreements); Section 3.10 (Product Safety and Product Recalls); Section 3.13 (Compliance with Legal Requirements); and Section 3.15 (FDA and Regulatory Compliance).

“Shared Contracts” means all Contracts listed on Schedule 3.14-1, which, except as otherwise stated on Schedule 3.14-1, relate to or are used in connection with both (i) the SimpliDerm Business or the Seller Products, on the one hand, and (ii) the Retained Business, on the other hand (each, as amended, restated, supplemented. renewed, extended or replaced from time to time (and including any successor Contract thereto)).

Annex A-9

“SimpliDerm Business” is defined in the Recitals.

“SimpliDerm Sales” is defined in Section 2.7(a)(iv).

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, modules, libraries, files, or other components, higher level of “proprietary” languages, source code, object code, and related data, records, documentation, specifications, manuals, user guides, and materials.

“Standard Pre-Tax Profit Margin” is defined in Section 2.6(b)(vi).

“Supplier” means each supplier of the SimpliDerm Business that is listed on Schedule 1.1.

“Target Inventory Value” means [***].

“Tax” means any U.S. federal, state, county, municipal, local, or non-U.S. tax, duty, levy other similar charge in the nature of a tax imposed, assessed, or collected by a Tax Authority, including (a) any gross or net income, gross receipts, business, license, capital, capital gains, goods and services, value added, service severance, stamp, franchise, occupation, production, capital stock, sales and use, property (real or personal), ad valorem, transfer, registration, license, lease, profits, environmental, payroll, employment, unemployment, disability, social security (or similar tax), escheat, unclaimed property, excise, recapture, wealth, estate, inheritance, surplus, alternative or minimum, estimated or premium tax, (b) any withholding on amounts paid to or by the relevant person, (c) any fine, penalty, interest, and addition to tax imposed by a Tax Authority with respect to a Tax, whether disputed or not, (d) any tax imposed, assessed, or collected or payable pursuant to tax sharing agreements or other contracts relating to the sharing or payment of taxes levies, or fees, and (e) any Liability for any amount described in clause (a),(b), (c), or (d) as a transferee, successor, by Contract or by operation of law.

“Tax Authority” means the IRS and any other Governmental Authority that is charged with the administration, regulation, collection and assessment of any Tax.

“Tax Clearance Certificates” means certificates from all applicable Governmental Authorities in those jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns (in each case, related to the SimpliDerm Business or any Purchased Asset), evidencing that all applicable Taxes of Seller related to the SimpliDerm Business or any Purchased Asset accruing on or before the Closing Date, have been fully satisfied or otherwise provided for by Seller.

“Tax Return” means any return, report, statement, or other document required to be filed with a Tax Authority with respect to any Tax, including any applicable schedule, attachment or amendment required to be filed by a Tax Authority.

“Technology Transfer” is defined in Section 6.8(c)

“Technology Transfer Package” is defined in Section 6.8(a).

“Third-Party Claim” is defined in Section 8.6.

“Transaction Documents” means this Agreement and all other Contracts, documents, and certificates contemplated by this Agreement, including the Seller Closing Documents and the Buyer Closing Documents.

Annex A-10

“Transaction Expenses” means (a) all of the fees, charges, expenses, and other costs and Liabilities incurred, paid, or required to be paid by Seller in connection with the negotiation of the Transaction Documents, the performance of Seller’s obligations under the Transaction Documents, and the preparation for and consummation and performance of the Transactions, including (i) all of the fees, charges, expenses, and other costs of legal counsel, accountants, investment bankers, brokers, financial advisors, and other Representatives and consultants of Seller engaged in connection with the Transactions, whether or not such fees, charges, expenses, or other costs have been assessed or billed prior to the Closing, (ii) all of the fees, charges, expenses and other costs associated with Seller providing any necessary or appropriate notices, making the necessary Filings, or obtaining any necessary or appropriate Consents of any Governmental Authority or other Person in connection with the execution, delivery, and performance of the Transaction Documents and the consummation and performance of the Transactions, and (iii) all of the fees, charges, expenses, and other costs associated with obtaining the release of all Encumbrances on the Purchased Assets, and (b) all Transfer Taxes.

“Transactions” means all of the transactions provided for in this Agreement and the other Transaction Documents, including the sale and purchase of the Purchased Assets and the assignment and assumption of the Assumed Liabilities contemplated hereby.

“Transfer Taxes” means all provisional and final sales, use, transfer, recording, documentary, stamp, registration, value added, gross receipts, and all other similar Taxes.

“Transition Milestone Payment” means $2,000,000.

“Transition Milestones” is defined in Section 2.6(a).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“TSA” is defined in Section 2.4(a)(iii).

“Unusable Acquired Inventory” means, any Acquired Inventory that is (a) expired, (b) within two months of its expiry date as of the Closing Date, (c) not commercially salable or otherwise unavailable for commercial sale due to a regulatory hold (including any Acquired Inventory pending release or re-release by any Supplier), or (d) solely with respect to the SD.090.1616P Acquired Inventory, in excess of 16 units.

“Virtual Data Room” means that certain electronic documentation site located at https://vdr.dfsvenue.com/project/documents?id=3000001725&fid=4256252&treeId=4576.

Annex A-11

Annex B

Purchased Assets

•	All product rights, SKUs, configurations, thicknesses, sizes, packaging formats, labeling, IFUs, artwork, product claims, branding, trade names, and trademarks (other than the Retained IP), in each case to the extent related to or used primarily in connection with the Seller Products.

•	All Seller IP Rights.

•	All inventories relating to or held in connection with the Seller Products or otherwise used in or useful to the sale, use, manufacture, maintenance, development or improvement of the Seller Products, including parts, work in process and finished goods (but excluding raw materials) (the “Acquired Inventory”).

•	All complaint files, FDA correspondence with or to Seller (including all communications, submissions and correspondence with the FDA or otherwise related to any FDA action), inspection reports, 361 HCT/P filings, and adverse event and/or vigilance history files or documentation, in each case, relating to the Seller Products.

•	All books and records, sales history, pipeline information, pricing files, customer purchasing histories, marketing materials, training materials, pre-clinical and clinical publications, competitive differentiation studies, and claim-substantiation materials, in each case to the extent related to or used primarily in connection with the Seller Products.

•	The Assumed Contracts.

•	All rights of Buyer under the Shared Contracts to the extent allocated to Buyer in accordance with Section 6.1.

•	The Operating Unit Names.

•	All payor coverage decisions and reimbursement-related materials used in connection with the Seller Products.

•	All other Assets of Seller used or held for use exclusively in the SimpliDerm Business (other than any Tax Asset).

Annex B-1

Annex C

Excluded Assets

•	All Contracts of Seller other than the Assumed Contracts;

•	All Accounts Receivable of Seller existing as of the Closing and arising out of the operation or conduct of the SimpliDerm Business prior to the Closing for goods delivered or prior to or in transit at the time of Closing or services provided prior to the Closing;

•	All rights of Seller under the Shared Contracts to the extent allocated to Seller in accordance with Section 6.1;

•	All inventory other than the Acquired Inventory, including but not limited to inventory in the possession of Millstone Medical Outsourcing, LLC or its Affiliates used or held for use exclusively in the Retained Business, including for the avoidance of doubt, any raw materials, parts, work in process and finished goods for Patch, VasCure, ProxiCor and Tyke;

•	All equipment of Seller;

•	All Information Systems used by Seller;

•	All taxpayer identification numbers, Tax Returns, Tax work papers, Tax information and Tax records of any Seller (except to the extent that any such Tax documentation relates solely to the SimpliDerm Business or the Purchased Assets);

•	All rights to any Tax credit, Tax refund or similar Tax asset relating to (i) any Tax of Seller or (ii) the Purchased Assets or the SimpliDerm Business with respect to a Tax period (or portion of a Tax period) ending on or prior to the Closing Date;

•	All Tax Returns and other Tax information that is not solely related to the SimpliDerm Business;

•	All Intellectual Property Rights of Seller other than the Seller IP Rights (the “Retained IP”), including but not limited to “Aziyo”, “Elutia” and any mark or domain set forth below, in each case, that is not related to or used in the SimpliDerm Business, and any associated logos and any variations or other derivatives thereof; and, in each case, whether in block letters or otherwise, whether alone or in combination with other words or elements, and including all translations, adaptations, and other derivations and combinations thereof, and any marks confusingly similar thereto or embodying any of the foregoing either alone or in combination with other words or elements, and all common law rights, registrations, applications for registration thereof and social media handles and domain names associated therewith, together with any extensions and renewals thereof, and together with the goodwill associated with any of the foregoing:

o	Aziyo Biologics, Inc.

o	Elutia Inc.

o	elutia.com

o	Medicine Humanized

Annex C-1

o

•	All employer-employee relationships between Seller and its current employees (provided that, for the avoidance of doubt, Seller acknowledges and agrees that this Excluded Asset does not limit Seller’s obligations under this Agreement or the TSA with respect to making Key Personnel available in accordance with the terms of this Agreement and the TSA);

•	All real property of Seller; and

All assets of Seller or its Affiliates that relate solely to the Retained Business.

Annex C-2